EXHIBIT 2.1
DEBT AND EQUITY PURCHASE AGREEMENT
BY
AND
AMONG
CCG OF LOUISIANA, LLC,
LOUISIANA HOSPITAL MANAGEMENT, LLC
AND
MEDCATH FINANCE COMPANY, LLC
Dated as of September 30, 2011

TABLE OF CONTENTS

Article 1 DEFINITIONS	1
1.1. Definitions	1
1.2. Interpretation	13
1.3. Schedules	14
Article 2 SALE AND PURCHASE	14
2.1. Transfer of Equity Interest	14
2.2. Transfer of Finco Obligations	14
2.3. Purchase Price for Equity Interest	14
2.4. Payment for Finco Obligations	14
2.5. [RESERVED]	15
2.6. Final Original Note Balance	15
2.7. Dispute of Adjustments/Reconciliation of final Original Note Balance	15
2.8. Allocation of Total Payment	15
2.9. Property Tax Escrow	16
2.10. Other Receivables	16
2.11. Available Cash at Closing; Payment of Uncleared Checks; Cost Report Payments	16
2.12. GPO Rebates	17
Article 3 CLOSING	17
3.1. Closing	17
3.2. Actions of Buyer at Closing	17
3.3. Actions of Seller and Finco at Closing	18
Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER	19
4.1. Organization, Qualification and Capacity	19
4.2. Powers; Consents; Absence of Conflicts With Other Agreements, Etc	20
4.3. Binding Agreement	20
4.4. Buyer	20
4.5. Litigation	20
4.6. Statements True and Correct	20
4.7. No Other Representations and Warranties	20
Article 5 REPRESENTATIONS AND WARRANTIES OF SELLER	21
5.1. Organization, Qualification and Capacity of Seller	21
5.2. Capitalization	21
5.3. Powers; Consents; Absence of Conflicts with Other Agreements, Etc	21
5.4. No Outstanding Rights	22
5.5. Binding Agreement	22
5.6. Organization and Qualification of Company and Company Subsidiaries	22
5.7. Affiliates and Minority Interests	23
5.8. Company and Company Subsidiary Financial Information	23
5.9. Company’s Permits and Approvals	24

i

5.10. Intellectual Property and Confidential Information	24
5.11. Medicare Participation/Accreditation	25
5.12. Regulatory Compliance	26
5.13. Hospital Contracts	26
5.14. Encumbrances; Real Property	27
5.15. Personal Property	29
5.16. Insurance	29
5.17. Employee Benefit Plans	29
5.18. Hospital Employees and Employee Relations	30
5.19. Litigation or Proceedings	31
5.20. Tax Matters	31
5.21. Environmental Matters	32
5.22. Absence of Changes	33
5.23. Medical Staff Bylaws	33
5.24. Hospital Assets	33
5.25. Software Applications and Data Subscriptions	33
5.26. URLs	34
5.27. [RESERVED]	34
5.28. Information Privacy and Security	34
5.29. [RESERVED]	34
5.30. Physician Ownership; Hospital Beds	34
5.31. Management Services Agreement	34
5.32. Buyer. Seller acknowledges that it has been fully informed of Buyer’s lack of operating history and Buyer’s current financial condition as described in Section 4.4 hereof	34
5.33. Statements True and Correct	34
5.34. No Other Representations and Warranties	34
Article 6 REPRESENTATIONS AND WARRANTIES OF FINCO	35
6.1. Incorporation, Qualification and Capacity of Finco	35
6.2. Title	35
6.3. Powers; Consents; Absence of Conflicts with Other Agreements, Etc	35
6.4. No Outstanding Rights	35
6.5. Binding Agreement	35
6.6. Finco Obligations	36
6.7. Security of Finco Obligations	36
6.8. Capitalization	36
6.9. Buyer. Finco acknowledges that it has been fully informed of Buyer’s lack of operating history and Buyer’s current financial condition as described in Section 4.4 hereof	36
6.10. Statements True and Correct	36
6.11. No Other Representations and Warranties	36
Article 7 COVENANTS OF BUYER	37
7.1. Notification of Certain Matters	37
7.2. WARN Act Liability	37

Article 8 COVENANTS OF SELLER AND FINCO	37
8.1. Information	37
8.2. Operations	38
8.3. Notification of Certain Matters	38
8.4. Additional Financial Information	38
8.5. No-Shop Clause	38
Article 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	39
9.1. Compliance With Covenants	39
9.2. Action/Proceeding	39
9.3. Representations and Warranties	39
Article 10 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	40
10.1. Compliance with Covenants	40
10.2. [RESERVED]	40
10.3. Action/Proceeding	40
10.4. Representations and Warranties	40
10.5. Transition Services Agreement	40
10.6. Resignation	40
10.7. Management Services Agreement	40
10.8. Debt Conversion	40
10.9. Debt Consolidation	40
10.10. Company’s LLC Agreement	41
10.11. [RESERVED]	41
10.12. Escrow Agreement	41
10.13. [RESERVED]	41
10.14. Domain Name Assignment Agreement	41
10.15. Consulting Agreement	41
Article 11 ADDITIONAL AGREEMENTS	41
11.1. Termination Prior to Closing	41
11.2. Cost Reports	42
11.3. Buyer Preservation and Seller Access to Records After the Closing	42
11.4. Reproduction of Documents	44
11.5. Tax Matters	44
11.6. Consented Assignment and Permits	44
11.7. Transition Services Agreement	44
11.8. Insurance	45
11.9. Cessation of Contractual Benefits and Withdrawal from MedCath Employee Benefit Plans	45
11.10. Post-Closing Employment and Employee Benefits	45
11.11. Rights to Use Policies and Procedures	46
Article 12 REMEDIES	46
12.1. Specific Performance	46

Article 13 INDEMNIFICATION	46
13.1. Indemnification by Seller	46
13.2. Indemnification by Buyer and Company	47
13.3. Limitations	47
13.4. Notice and Control of Litigation	48
13.5. Survival	48
13.6. Exclusive Remedy	49
13.7. Mitigation	49
13.8. Limitation on Damages	49
Article 14 GENERAL	49
14.1. Consents, Approvals and Discretion	49
14.2. Legal Fees and Costs	50
14.3. Choice of Law; Arbitration; Damages	50
14.4. Benefit; Assignment	50
14.5. Effective Time; Accounting Date	50
14.6. No Brokerage	51
14.7. Cost of Transaction	51
14.8. Confidentiality	51
14.9. Press Release	52
14.10. Waiver of Breach	52
14.11. Notice	52
14.12. Severability	53
14.13. No Inferences	53
14.14. Divisions and Headings of this Agreement	53
14.15. No Third-Party Beneficiaries	53
14.16. Tax and Medicare Advice and Reliance	53
14.17. Entire Agreement; Amendment	53
14.18. Knowledge	54
14.19. Multiple Counterparts	54
14.20. Right to Take Action	54
14.21. Guaranty of Seller’s and Finco’s Obligations	55

LIST OF SCHEDULES

Schedule 1.1A	Net Working Capital
Schedule 1.1B	Finco Obligations
Schedule 1.1C	Leased Real Property
Schedule 1.1D	Owned Real Property
Schedule 2.8	Allocation Schedule
Schedule 4.2	Required Approvals for Buyer
Schedule 5.1	Outstanding Corporate Approvals
Schedule 5.2	Capitalization
Schedule 5.3	Required Approvals and Permits for Seller and the Company
Schedule 5.4	Outstanding Rights
Schedule 5.6	Operating Agreement of Company and each Company Subsidiary
Schedule 5.7	Affiliates of Company
Schedule 5.8	Historical Financial Information
Schedule 5.9	Company’s Permits and Approvals
Schedule 5.10(b)	Marks
Schedule 5.11	Medicare Participation/Accreditation
Schedule 5.12	Regulatory Compliance
Schedule 5.13	Hospital Contracts
Schedule 5.14(a)	Permitted Encumbrances
Schedule 5.14(b)	Owned Real Property Matters
Schedule 5.14(c)	Leases where Company is Lessor
Schedule 5.14(e)	Notices from Public Utilities
Schedule 5.16	Insurance
Schedule 5.17	Employee Benefit Plans
Schedule 5.18(a)	Labor Disputes
Schedule 5.18(b)	Hospital Employees
Schedule 5.19	Litigation or Proceedings
Schedule 5.20	Tax Matters
Schedule 5.21	Environmental Matters
Schedule 5.22	Changes
Schedule 5.25(a)	Software Applications and Data Subscriptions
Schedule 5.26(a)	URLs
Schedule 5.28	Information Privacy and Security Law Violations
Schedule 6.3	Required Approvals and Permits for Finco
Schedule 6.4	Outstanding Rights to Finco Obligations
Schedule 6.6	Amounts Owed to Seller, MC, MedCath or Affiliates
Schedule 6.7	Finco Security
Schedule 8.2	Operating Covenants
Schedule 11.9	MedCath Plans
Schedule 14.18	Persons with Knowledge

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LIST OF EXHIBITS

Exhibit 1.1A	List of Amended and Restated Finco Loan Documents
Exhibit 1.1B	Escrow Agreement
Exhibit 1.1C	Management Services Agreement
Exhibit 1.1D	Promissory Note
Exhibit 1.1E	Third Amendment to Operating Agreement of the Company
Exhibit 11.7	Transition Services Agreement

DEBT AND EQUITY PURCHASE AGREEMENT
THIS DEBT AND EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2011 by and among CCG OF LOUISIANA, LLC, a Delaware limited liability company (“Buyer”), LOUISIANA HOSPITAL MANAGEMENT, LLC, a North Carolina limited liability company (“Seller”) and MEDCATH FINANCE COMPANY, LLC, a Delaware limited liability company (“Finco”).
W I T N E S S E T H:
WHEREAS, Seller owns a 38.01% membership interest, and Finco owns a 57.40% membership interest (collectively, the “Equity Interest”), in Louisiana Medical Center and Heart Hospital, LLC, a North Carolina limited liability company (the “Company”);
WHEREAS, the Company owns and operates Louisiana Medical Center and Heart Hospital located in Lacombe, Louisiana (the “Hospital”);
WHEREAS, Finco is an Affiliate of Seller and has made certain loans to the Company as evidenced by the Finco Loan Documents; and
WHEREAS, Buyer desires to purchase from Seller and Finco, and Seller and Finco desire to sell to Buyer, all of the Equity Interest and Finco’s interests in the Finco Obligations upon the terms and subject to the conditions set forth on this Agreement.
NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1. Definitions. As used herein the terms below shall have the following meanings:
“AAA” has the meaning set forth in Section 14.3(b).
“Additional Financial Statements” has the meaning set forth in Section 8.4.
“Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, with respect to the Company and Seller, “Affiliate” shall not include except as otherwise expressly indicated any direct or indirect equityholder, officer or director of MC or MedCath; and provided further that, with respect to the Company, “Affiliate” shall not include any member of the Company other than Seller; and provided further, following the Closing the Company shall be an “Affiliate” of the Buyer.

“Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.
“Allocation Schedule” has the meaning set forth in Section 2.8.
“Amended and Restated Finco Loan Documents” means those certain amended and restated Finco Loan Documents listed on Exhibit 1.1A.
“Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity.
“Available Cash” has the meaning set forth in Section 2.11.
“Baseline Balance Sheet” has the meaning set forth in Section 5.8(a)(i).
“Baseline Balance Sheet Date” means July 31, 2011.
“Basket Amount” has the meaning set forth in Section 13.3(b).
“Buildings and Systems” has the meaning set forth in Section 5.14(d).
“Business” means the business, operation or ownership of the Hospital.
“Buyer” has the meaning set forth in the Preamble hereto.
“Buyer Indemnified Parties” has the meaning set forth in Section 13.1.
“CERCLA” has the meaning set forth in the definition of Environmental Laws.
“Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MC representing fifty percent (50%) or more of the total voting power represented by MC’s then outstanding voting securities; (ii) a merger or consolidation in which MC is a party and in which the equityholders of MC before such merger or consolidation do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting equity interests of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MC or its Affiliates of all or substantially all of MC’s assets or those of its Affiliates existing as of the date hereof (excluding the Hospital) either to a single or multiple buyers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MC’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.
“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” means the balance sheet of the Company in respect of the Hospital as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.8), applied on a basis consistent with the Baseline Balance Sheet.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the recitals hereto.
“Company Subsidiary” means each of the following entities owned by the Company: Louisiana Heart Hospital Professional Fee, LLC, Picayune PCP LLC, and LMCHH PCP LLC; collectively the entities are referred to herein as the “Company Subsidiaries”.
“Confidentiality Agreement” has the meaning set forth in Section 14.8.
“Contract” means any binding written or oral contract, commitment, instrument, lease, or other arrangement or agreement.
“Contract Party” has the meaning set forth in Section 5.13.
“Cost Report” and the “Cost Reports” have the meaning set forth in Section 11.2.
“Custom Software” means any computer software application, other than a general-purpose web site or a web portal intended principally for use by patients of the Hospital, that is owned by the Company or in which the Company holds exclusive rights.
“Debt Conversion” means the conversion prior to the date of this Agreement and pursuant to the Special Covenants Agreement of a portion of the Finco loans to the Company into a membership interest in the Company with the result that Finco now holds and will convey to Buyer 57.40% of the membership interest in the Company at the Closing.
“DOJ” means the United States Department of Justice.
“DOJ Investigation” means the investigation arising out of the letter from the DOJ dated September 17, 2010 notifying MC of DOJ’s investigation of certain MC hospitals, including the Hospital, regarding implantable cardioverter defibrillator (“ICD”) implantations relating to DOJ’s claim that the Hospital may have submitted claims for ICDs and related services that were excluded from Medicare coverage because they were allegedly not medically indicated and/or otherwise violated Medicare payment policy.
“Domain Name Assignment Agreement” means that certain domain name assignment agreement between MedCath and the Company assigning the rights to the Hospital’s domain names to the Company.
“Effective Time” has the meaning set forth in Section 14.5.

“Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.
“Environmental Condition” as to either party, means any event, circumstance or conditions related in any manner whatsoever to: (i) the current or past presence or spill, emission, discharge, disposal, release or threatened release of any hazardous, infectious or toxic substance or waste (as defined by any applicable Environmental Laws) or any chemicals, substances, waste, pollutants, petroleum, petroleum products, oil, radioactive substances, asbestos, PCBs, and lead-based paint (“Hazardous Materials”), into the environment; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the Real Property; or (iii) the placement of structures or Hazardous Materials into waters of the United States; or (iv) the presence of any Hazardous Materials in any building, structure or workplace or on any portion of the Real Property; or (v) any violation of Environmental Laws at or on any part of the Real Property, or arising from the activities of Company at the Hospital, involving Hazardous Materials.
“Environmental Laws” means all Laws relating to pollution or the environment, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C. § 7401, et seq., CWA, OPA, SDWA, TSCA, and the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and all other Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.
“Equity Interest” has the meaning set forth in the recitals hereto.
“Equity Purchase Price” means an amount equal to One Dollar ($1.00).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Controlled Group” means a group of Persons considered to be aggregated with each other pursuant to Section 414(b), (c), (m) or (o) of the Code.
“Escrow Account” means the escrow account with the Escrow Agent.
“Escrow Agent” means Chicago Title Insurance Company, a Missouri corporation
“Escrow Agreement” means that certain escrow agreement between Buyer, Seller, and Escrow Agent in the form attached hereto as Exhibit 1.1B.
“Escrow Amount” means an amount equal to the Property Tax Escrow Amount to be deposited into the Escrow Account by Seller.

“Excluded Assets” means (i) the Excluded Contracts, (ii) cash and cash equivalents of the Company and its Subsidiaries (other than the Available Cash), and (iii) any assets not owned by the Company or the Company Subsidiaries, but which are used by Seller or its Affiliates to provide transition services under the Transition Services Agreement.
“Excluded Contracts” has the meaning set forth in Section 11.9.
“Excluded Seller Liability” or “Excluded Seller Liabilities” means the following liabilities of any type or nature, including the following, whether fixed or contingent, recorded or unrecorded, known or unknown and whether or not set forth on the Schedules (provided, however, notwithstanding anything to the contrary herein, Excluded Seller Liabilities shall not include (i) any liabilities included in the Final NWC Calculation, (ii) current liabilities, accounts payable and other liabilities incurred in the ordinary course of the business of the Company or any of its Subsidiaries consistent in all material respects with past practices of the Company and its Subsidiaries, (iii) any WARN Act Liability (as defined in Section 7.2), (iv) any liability arising from the failure to obtain any consent or approval of any counterparty to any Hospital Contract required in connection with the Transactions, (v) any liability under any of the Financing Obligations, or (vi) any liability for amounts reserved on the August 31, 2011 balance sheet related to Cost Report liabilities for Medicare and Medicaid totaling in aggregate $1,556,760 and set forth on Schedule 5.11):
(a) long-term liabilities, and all indebtedness and obligations or guarantees of the Company and the Company Subsidiaries;
(b) any obligation or liability accruing, arising out of, or relating to acts or omissions, in all such cases prior to Closing, including any acts or omissions in connection with (i) any Hospital Contract, excluding, however, the failure to provide required notice of or obtain consent to or approval of the transactions contemplated by this Agreement, (ii) the business or operation of the Hospital, including all malpractice and general liability claims, whether or not same are pending, threatened, known or unknown, (iii) the Hospital Assets or Real Property or (iv) any Medicare, Medicaid or other third-party payor programs, including recoupment of previously paid or reimbursed amounts;
(c) any obligation or liability accruing, arising out of, or relating to any act or omission by Seller, Finco and their respective Affiliates (including officers or directors of MC or MedCath) after Closing;
(d) any obligation or liability accruing, arising out of, or relating to the Excluded Contracts;
(e) (i) any federal, state or local Tax obligations of the Company, the Company Subsidiaries and their Affiliates in respect of periods (or portions thereof) ending on or prior to Closing, including any income tax, any franchise tax, any tax recapture and any sales and/or use tax and any payroll or withholding tax (other than any ad valorem and personal property taxes that are prorated as of Closing), (ii) federal, state or local income tax obligations or liabilities of Seller and its Affiliates resulting from the consummation of the transactions contemplated by this Agreement, and (iii) any state and local transfer, sales and recording fees and taxes which may arise upon the consummation of the transactions contemplated herein;

(f) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Seller, Finco, any of their Affiliates (including officers or directors of MC or MedCath), the Company, the Hospital or any of their respective employees, medical staff, agents, vendors or representatives, related to acts or omissions prior to the Closing;
(g) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of (i) the Company or its Affiliates or their directors, officers, employees and agents that are claimed to violate any Laws prior to the Closing Date or (ii) Seller, Finco, or their Affiliates or their directors, officers, employees and agents that are claimed to violate any Laws;
(h) any obligation or liability accruing, arising out of or relating to any actual or alleged violation of, or non-compliance with, Law pertaining to the Hospital Assets, the Real Property, or the operation thereof, which existed or occurred, or is alleged to have existed or occurred, prior to Closing;
(i) any liabilities or obligations existing on the Closing Date which are required to be reflected on a balance sheet prepared in accordance with GAAP and which were not reflected on the Closing Balance Sheet;
(j) any obligation or liability accruing, arising out of or relating to any Cost Report for Medicaid or Medicare in excess, in the aggregate, of $1,556,760;
(k) any obligation or liability accruing, arising out of or relating to the Management Services Agreement, including without limitation any alleged breach thereof by Seller, for periods prior to the Closing;
(l) any obligation or liability accruing, arising out of or relating to the Operating Agreement, including without limitation any alleged breach thereof by Seller, for periods prior to the Closing
(m) any obligation or liability accruing, arising out of or related to the use of the Pharmacy and Hospital Licenses and DEA licenses/permits by Company prior to the Effective Time; and
(n) any obligation or liability accruing, arising out of or any liabilities related to the DOJ Investigation.
“Exhibits” means the exhibit(s) to this Agreement.

“Final NWC” means the Net Working Capital as of the Closing Date. Final NWC shall be prepared using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1A. For the avoidance of doubt, the accounting policies, assumptions and methodologies used for each item in the determination of Net Working Capital shall be the same as used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1A.
“Final NWC Calculation” means a calculation of the Net Working Capital as of the Closing Date.
“Financing Obligations” means the capital lease obligations of the Company under capital leases identified on Schedule 5.13 and the long term indebtedness of the Company outstanding under the loans identified on Schedule 5.13, which are in each case identified as such on Schedule 5.13.
“Finco” has the meaning set forth in the Preamble hereto.
“Finco Loan Documents” means the loan agreement, promissory note, mortgage, deed of trust, security agreement and related documents documenting the Finco Obligations as listed on Schedule 1.1B.
“Finco Obligations” shall mean the aggregate amount of indebtedness of the Company (including, without limitation, current maturities thereof and all other amounts due from the Company in respect thereof) outstanding under the Finco Loan Documents as identified on Schedule 1.1B in accordance with GAAP. The amount of Finco Obligations as of the date hereof is set forth on Schedule 1.1B.
“Finco Security” has the meaning set forth in Section 6.7.
“FIRPTA” means the Foreign Investment Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as modified as described in Schedule 5.8 and applied by the Company consistently throughout the periods involved and in accordance with the Company’s prior practices and policies.
“Government Programs” means the federal Medicare, all applicable state Medicaid, TRICARE and successor programs.
“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
“Ground Lease” means that certain Ground Lease Agreement dated June 21, 2007, as amended, by and between Louisiana Medical Center and Heart Hospital, LLC (f/k/a Louisiana Heart Hospital, LLC), as Landlord and Groundlessee, as Tenant, Seller ground leases a portion of the Owned Real Property to Groundlessee.

“Groundlessee” means LA Heart MOB, L.P.
“Hazardous Materials” has the meaning set forth in the definition of Environmental Condition.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act (commonly referred to as “HITECH”) as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (commonly referred to as “ARRA”), and their implementing regulations set forth at 45 CFR Parts 160 and Part 164 (commonly referred to as the “Privacy Rule” and the “Security Rule”), as amended.
“Historical Financial Information” has the meaning set forth in Section 5.8(a).
“Hospital” has the meaning set forth in the recitals hereto.
“Hospital Assets” means all assets of every description, whether real, personal or mixed, tangible or intangible, owned, leased, or licensed by the Company or the Company Subsidiaries on the Closing Date that are held for use or used primarily in the Business; provided, however, Hospital Assets shall not include the Excluded Assets.
“Hospital Contracts” has the meaning set forth in Section 5.13.
“Hospital Employees” has the meaning set forth in Section 5.18(b).
“ICD” has the meaning set forth in the definition of DOJ Investigation.
“Indemnifiable Losses” shall mean all losses, liabilities, damages, costs (including court costs and costs of appeal) and expenses (including reasonable attorneys’ fees) actually incurred by an Indemnified Party.
“Indemnified Party” has the meaning set forth in Section 13.4(a).
“Indemnifying Party” has the meaning set forth in Section 13.4(a).
“Independent Accountant” has the meaning set forth in Section 2.7.
“Information Privacy and Security Laws” means HIPAA, any state laws requiring notification upon unauthorized use or disclosure of any personally identifiable information, and any other federal and state laws and regulations concerning the possession, use, disclosure of, or access to, or otherwise regarding, the privacy or security of information about individuals.
“Interim Balance Sheet” means the balance sheet of the Company in respect of the Hospital as of the Interim Balance Sheet Date. The Interim Balance Sheet shall be prepared in accordance with GAAP (except as provided in Section 5.8), applied on a basis consistent with the Baseline Balance Sheet.

“Interim Balance Sheet Date” means the most recently ended calendar month prior to the Closing Date for which financial statements are available for the Company in respect of the Hospital.
“Investment Tax Credit Refund” means any Louisiana investment tax credit refund obtained by the Company after Closing but relating to the period prior to the Closing Date.
“Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.
“Lease” or “Leases” has the meaning set forth in Section 5.14(c).
“Leased Real Property” means all real property subject to a leasehold or subleasehold estate (and in which the Company is the tenant or subtenant) held or used primarily or exclusively in the business or operation of the Hospital described on Schedule 1.1C, which constitutes all leasehold or subleasehold interests held by the Company and used primarily or exclusively in the business or operation of the Hospital.
“Licensed Software and Data” means all computer software programs (including applications, database management systems, mobile apps, tools, and utilities), and all subscriptions for data in electronic format, used or held for use in the conduct of the Business or otherwise possessed by the Company or the Company Subsidiaries, in each case regardless whether installed at the Hospital, hosted by a third party, or hosted by the vendor thereof, but excluding Off-the-Shelf Software and Custom Software and software that is licensed by MC or MedCath.
“Licensed Web Site Content” means any content published or displayed on any Web Site to the extent the Company does not own all right, title, and interest in and to such content.
“Management Services Agreement” means the Management Services Agreement, including any amendments thereto, between Seller and the Company attached hereto as Exhibit 1.1C.
“Mark” means any trademark or service mark presently used by or registered to the Company or the Company Subsidiaries or anticipated to be used by or registered to the Company or the Company Subsidiaries and any corporate name, fictitious business name, product or service name, trade names, or domain names used or held for use by the Company or the Company Subsidiaries.
“Material Adverse Effect” means any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (a) the business, operations, property, financial condition or results of operations of the Hospital Assets and the Real Estate, taken as a whole, or (b) Buyer’s ability to operate the business of the Hospital, Hospital Assets or the Real Estate after Closing; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement or the other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Law or GAAP or the enforcement or interpretation thereof, and (vi) any actions expressly permitted to be taken pursuant to this Agreement or taken with the specific written consent of or at the written request of Buyer.
“MC” means MedCath Corporation, a Delaware corporation.
“MedCath” means MedCath Incorporated, a North Carolina corporation.
“MedCath Plans” has the meaning set forth in Section 11.9.
“Medicaid” means Title XIX of the Social Security Act.
“Medicare” means Title XVIII of the Social Security Act.
“Net Working Capital” means, as of the date of determination, an amount equal to the following with respect to the Company and its Subsidiaries, in each instance as determined in accordance with GAAP consistently applied: (a) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Total Accounts Receivable” (excluding all amounts relating to reserves for estimated Medicare and Medicaid Cost Report settlements), provided that that the “Other Receivables” portion shall not include an amount greater than $250,000, (ii) Medical Supplies Inventory”; and (iii) “Other Prepaid Expenses” less (b) the sum of all the amounts reflected in the entries (or line items) on the applicable balance entitled (i) “Accounts Payable” (but excluding, for avoidance of doubt, any amounts included within the Finco Obligations); (ii) “Accrued Salaries and Bonuses” other than accrued bonuses; and (iii) “Other Accrued Liabilities” provided such entry shall not include amounts for “Accrued Real Property Tax” and “Accrued Personal Property Tax”. For avoidance of doubt, the parties agree that (x) the amounts reflected in the entries (or line items) on the applicable balance sheet entitled “Guaranteed Reserve Asset”, if applicable, and “Guaranteed Reserve Liability”, if applicable, (y) the portion of the entry (or line item) on the applicable balance sheet entitled “Other Accrued Liabilities” representing “Accrued Real Property Tax” and “Accrued Personal Property Tax”, and (z) all amounts relating to reserves for estimated Medicare and Medicaid Cost Report settlements for any periods shall not be considered in determining Net Working Capital. Net Working Capital shall be prepared in accordance with GAAP (except as provided in Schedule 5.8), applied on a basis consistent with past practices using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1A. The Net Working Capital as of August 31, 2011 is set forth on Schedule 1.1A.
“Off-the-Shelf Software” means computer software used or held for use in the conduct of the Business or otherwise possessed by Company or the Company Subsidiaries that is (i) subject to a shrink-wrap or break-the-seal license agreement included on or with the physical media on which the software was delivered or a software license agreement presented on-screen and accepted when the software was downloaded to or installed on computer equipment by the Company, (ii) licensed for use on a single workstation or by a single user, (iii) is licensed in perpetuity (subject to customary termination provisions); and (iv) as to which the licensor is not obligated to provide any maintenance or support services to Company or the Company Subsidiaries.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Company, as amended through the date of this Agreement, including, without limitation, the Third Amendment to Operating Agreement.
“Original Note Balance” has the meaning set forth in Section 2.4.
“OSHA” has the meaning set forth in the definition of Environmental Laws.
“Outside Date” has the meaning set forth in Section 11.1(a)(ii).
“Owned Real Property” means all the real property described on Schedule 1.1D, which constitutes all real property both (a) owned by Company or owned by any Affiliate of the Company and (b) held or used primarily or exclusively in the business or operation of the Hospital, together with all leases and subleases therein, improvements, buildings or fixtures located thereon or therein, all easements, rights of way, and other appurtenances thereto (including appurtenant rights in and to public streets), and all claims and recorded or unrecorded interests therein, including any and all options to acquire such real property.
“Permit” means any license or permit required to be issued by any Governmental Entity.
“Permitted Encumbrances” means (i) any lien for Taxes not yet due and payable, (ii) liens securing the Financing Obligations, (iii) any lease obligations, including Company’s obligations as lessor or landlord under any Hospital Contract set forth on Schedule 5.13, (iv) Encumbrances securing the Finco Obligations, (v) all Encumbrances listed on Schedule 5.14(a) and (vi) Encumbrances that do not materially interfere with the operations of the Hospital in a manner consistent with the current use by the Company or materially adversely impact the marketability of the Owned Real Property.
“Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.
“PHI” means protected health information, as defined by HIPAA.
“Plans” has the meaning set forth in Section 5.17(a).
“Pre-Closing Qualified Beneficiaries” has the meaning set forth in Section 11.10(b).
“Promissory Note” means that certain limited recourse promissory note between Buyer and Finco in the form of Exhibit 1.1D.

“Property Tax Escrow Amount” means an amount equal to the Property Tax Expense to be deposited into the Escrow Account.
“Property Tax Expense” means the Company’s expenses representing the amounts of accrued real property tax and personal property tax owed by the Company as of the Closing Date in an amount equal to $890,169.45.
“RCRA” has the meaning set forth in the definition of Environmental Laws.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Schedules” means the disclosure schedules to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Seller” has the meaning set forth in the Preamble hereto.
“Seller Intellectual Property” means all patents, patent applications, copyrights, copyright applications, Marks, mask works, trade secrets, ideas, inventions, and other proprietary rights, processes, and methods used or held for use in the conduct of the Business or otherwise possessed by Company or any Company Subsidiary, presently or at any time in the past, other than Off-the-Shelf Software.
“Special Covenants Agreement” means that certain Special Covenants Agreement dated as of the date hereof between Finco and the Company.
“Survival Period” in has the meaning set forth in Section 13.5.
“Target NWC” means Net Working Capital (as defined herein) equal to $5,300,000.
“Taxes” has the meaning set forth in Section 5.20(a).
“Tenant” has the meaning set forth in Section 5.14(c).
“Third Party Intellectual Property” means Licensed Software and Data and Licensed Web Site content.
“Total Payment” has the meaning set forth in Section 2.8.
“Transactions” means the transactions contemplated by this Agreement.
“Transition Services Agreement” has the meaning set forth in Section 11.7.
“TRICARE” means the Department of Defense’s managed healthcare program for active duty military, active duty service families, retirees and their families and other beneficiaries.

1.2. Interpretation. In this Agreement, unless the context otherwise requires:
(a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;
(b) references to Articles and Sections are references to articles and sections of this Agreement;
(c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;
(d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration;
(e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;
(f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
(g) unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;
(h) the word “including” (and all derivations thereof) shall mean including, without limitation;
(i) references to time are references to Central Standard or Daylight Savings time (as in effect on the applicable day) unless otherwise specified herein;
(j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;
(k) provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through “double counting” of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with the determination of the Final NWC Calculation, the Original Note Balance and the calculation of losses on casualty claims;
(l) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement; and
(m) the section headings and subheadings in this Agreement and the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the express description of the Schedules.

1.3. Schedules. Buyer, Seller and Finco hereby acknowledge and agree as follows:
(a) the Schedules and any disclosures made in or by virtue of them are integral parts of this Agreement as if fully set forth in this Agreement and all statements appearing therein shall be deemed to be representations;
(b) the fact that any items of information are contained in the Schedules shall not be construed as an admission of liability under any applicable Law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Nothing in the Schedules constitutes an admission of any liability or obligation of Seller to any third party, nor an admission against Seller’s interest; and
(a) items disclosed on one particular Schedule relating to one section of this Agreement are deemed to be constructively disclosed or listed on other Schedules relating to other sections of this Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules.
ARTICLE 2
SALE AND PURCHASE
2.1. Transfer of Equity Interest. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller and Finco shall sell and transfer the Equity Interest to Buyer, and Buyer shall purchase from Seller and Finco, the Equity Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type except as otherwise provided by this Agreement and Buyer shall assume all obligations and liabilities of Seller arising under the Operating Agreement on or after the date hereof, exclusive of the Excluded Seller Liabilities.
2.2. Transfer of Finco Obligations. Subject to the terms and conditions set forth in this Agreement, at the Closing, Finco shall sell and transfer its interest in the Finco Obligations to Buyer, and Buyer shall purchase from Finco, such interest in the Finco Obligations, free and clear of all Encumbrances, charges, claims, or restrictions of any type except as otherwise provided by this Agreement and Buyer shall assume all obligations and liabilities of Finco arising under the Finco Loan Documents.
2.3. Purchase Price for Equity Interest. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of the Equity Interest at the Closing, Buyer shall tender to Seller and Finco an amount equal to the Equity Purchase Price. On the Closing Date, Buyer shall deliver cash in an amount equal to the Equity Purchase Price.
2.4. Payment for Finco Obligations. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of Finco’s interest in the Finco Obligations, at the Closing, Buyer shall deliver the Promissory Note to Finco in the original principal amount equal to $22,934,583.72 plus the Excess Amount (as defined in the Promissory Note), plus the Practice Acquisition Amount (as defined in the Promissory Note), plus the Cost Report Settlement Payments (as defined in the Promissory Note) (as adjusted pursuant to Section 2.7, the “Original Note Balance”). The amount of the Original Note Balance will be further and finally adjusted and settled after Closing as provided in Section 2.7. Any Investment Tax Credit Refund shall be paid by Buyer or Company to Seller from time to time after the Closing Date promptly after the receipt of any Investment Tax Credit Refund by the Company together with reasonable documentation thereof.

2.5. [RESERVED].
2.6. Final Original Note Balance. Not more than forty-five (45) days after the Closing Date, Seller shall deliver to Buyer (i) the Closing Balance Sheet, and (ii) the Final NWC Calculation. In accordance with Section 2.7, and based upon such exchange of information, the parties shall determine, calculate and agree, in writing, upon the final Original Note Balance.
2.7. Dispute of Adjustments/Reconciliation of final Original Note Balance. Within fifteen (15) days after the date on which Buyer has received the information to be provided by Seller pursuant to Section 2.6, Buyer shall, in a written notice to Seller and Finco, either accept or describe in reasonable detail any proposed adjustments to the calculations exchanged and the reasons therefor, and shall include pertinent calculations. If Buyer fails to deliver notice of acceptance or objection to such calculations within such fifteen (15) day period, then Buyer shall be deemed to have accepted the calculations presented by Seller. In the event that Buyer and Finco are not able to agree on the Final NWC Calculation within fifteen (15) days from and after the receipt by Seller and Finco of any objections raised by Buyer, Buyer and Finco shall each have the right to require that such disputed determination be submitted to KPMG (or such other independent certified public accounting firm of recognized national standing as may be mutually selected by the Seller and Buyer) (the “Independent Accountant”) for computation or verification in accordance with the provisions of this Agreement. The results of the Independent Accountant’s report shall be binding upon Buyer and Finco, and the Independent Accountant’s fees and expenses for each disputed determination shall be borne equally by the parties. Appropriate adjustment to the Original Note Balance shall be made immediately upon the final determination of the Final NWC Calculation in accordance with this Section as follows: either (i) the Original Note Balance shall be increased by the amount by which the Final NWC exceeds the Target NWC or (ii) the Original Note Balance shall be decreased by the amount by which the Target NWC exceeds the Final NWC. At all reasonable times following delivery by Seller of the information and calculations required by Section 2.6, Seller shall make available to Buyer and its agents all books and records of Seller related to the determination of the Final NWC, including all accounting work papers and journal entries underlying the determination of the Final NWC or any component thereof.
2.8. Allocation of Total Payment. The amounts paid by Buyer under Section 2.3 and the Original Note Balance (the “Total Payment”) shall be allocated in accordance with Code Section 1060, and in the manner set forth in Schedule 2.8 (the “Allocation Schedule”). Buyer and Seller and Finco agree that the Allocation Schedule shall reflect, or be amended to reflect, any post-closing adjustments determined under Article 2 or otherwise pursuant to this Agreement. Buyer and Seller and Finco shall, and shall cause their respective Affiliates to, (a) prepare and file all tax returns (including amended tax returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation Schedule (and agreed amendments thereto) to the extent permitted by Law, and (b) take no position with respect to Taxes that is contrary to or inconsistent with the Allocation Schedule (and agreed amendments thereto), including in any audits or examinations by any taxing authority or any other proceeding. Buyer and Seller and Finco shall cooperate in the timely filing of any forms (including IRS Form 8594, if required) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Original Note Balance pursuant to the Agreement. If the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto, and consult with such other party and keep it apprised of developments concerning the resolution of such dispute. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing without limitation.

2.9. Property Tax Escrow. At Closing, Seller shall deposit the Property Tax Escrow Amount into the Escrow Account. Such amounts shall be disbursed according to the Escrow Agreement, which shall state that Buyer shall use the Escrow Amount to satisfy the Property Tax Expense.
2.10. Other Receivables. With respect to receivables of the Company and its Subsidiaries reflected in the entries (or line items) on the Closing Balance Sheet entitled “Other Receivables”, the Buyer shall cause the Company to pay to Seller, within three business days of receipt, all such receivables in excess of $250,000.
2.11. Available Cash at Closing; Payment of Uncleared Checks; Cost Report Payments.
(a) Seller shall cause the Company to have an aggregate of at least $1,000,000 of cash in the Company’s operating and payroll bank accounts as of the Effective Time (the “Available Cash”). If the Available Cash as of the Effective Time is less than $1,000,000, Seller will pay the Company the shortfall in immediately available funds on or before October 5, 2011. If the Available Cash as of the Effective Time is greater than $1,000,000, the Company will pay Seller the excess in immediately available funds on or before October 5, 2011.
(b) Within twenty-five (25) days after the Closing Date, the Buyer shall provide the Seller with a list of any checks written and drafts or electronic fund transfers made or issued by the Company prior to the Effective Time that had not cleared the applicable bank prior to the Effective Time and which are for items not included in the Final NWC (the “Uncleared Checks”), which list shall set forth for each Uncleared Check, the amount of the Uncleared Check, and the Person to whom such Uncleared Check was made. The Seller shall have 7 days after receipt of the list of Uncleared Checks to verify the accuracy of the same. At the end of such 7-day period, Seller shall pay the Company an amount of cash equal to the amount of all undisputed checks, drafts, or electronic fund transfers comprising the Uncleared Checks within three business days after the end of such 7-day period. If the Seller objects to any checks, drafts, or electronic fund transfers comprising the Uncleared Checks, then it shall so notify the Buyer in writing within such 7-day period, and the Seller and the Buyer shall in good faith attempt to resolve the objections. If the Seller and the Buyer are unable to resolve any such objections, then the Independent Accountant shall resolve the objections and its determination shall be binding on the parties. The Seller shall then pay the Company an amount of cash equal to the final agreed upon amount of the disputed portion of the Uncleared Checks within three business days after the Buyer and Seller agree on, or the Independent Accountant determines, the final amount of the disputed portion of the Uncleared Checks.

(c) With respect to the final settlement of any Cost Report (as defined in Section 11.2 hereof) the parties agree that:
(i) The Company is responsible and shall pay for all such final Cost Report settlement; provided, however, if:
(A)	Such amounts are required to be paid and are being paid by the Company prior to November 30, 2011;
(B)	As of the date of such payment the Promissory Note has not been prepaid and an event of default has not occurred thereunder; and
(C)	The Company has requested of CMS a deferral of such payment and CMS has not granted such deferral;
then Seller will loan the amount of such final Cost Report settlement to Buyer up to a maximum amount of $1,556,760 and the principal amount of the Promissory Note shall be increased by up to such amount (a “Cost Report Settlement Payment”).
(ii) Seller is responsible for the Excluded Seller Liability described in “(j)” of that defined term.
2.12. GPO Rebates. Within three business days after receipt, MedCath shall pay to the Company any rebates it receives from any group purchasing organization for purchases made by or for the benefit of the Hospital prior to the Closing.
ARTICLE 3
CLOSING
3.1. Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 9 and 10, the consummation of the sale and purchase of the Equity Interest and the Finco Obligations and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202, on September 30, 2011 (the “Closing Date”).
3.2. Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller and Finco, Buyer shall deliver to Seller the following:
(a) An amount equal to the Equity Purchase Price by check payable to Seller and Finco;

(b) The Promissory Note, duly executed by Buyer, and the Security Agreement, Special Covenants Agreement and other documents related to the Promissory Note, duly executed by the parties thereto.
(c) Copies of resolutions duly adopted by the member of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate officers of Buyer;
(d) A certificate of Buyer certifying that the conditions set forth in Sections 9.1 and 9.3 have been satisfied;
(e) Certificates of incumbency for the respective officers of Buyer executing this Agreement and any other document contemplated herein dated as of the Closing Date;
(f) Certificates of existence and good standing of Buyer from its state of organization dated the most recent practical date prior to Closing;
(g) The Transition Services Agreement, duly executed by Buyer;
(h) An executed instrument of assignment and assumption transferring the Management Services Agreement, as amended, from Seller to Buyer duly executed by Buyer assuming Seller’s prospective obligations and liabilities thereunder;
(i) An instrument of assumption duly executed by Buyer under which Buyer assumes (i) all liabilities and obligations of Seller arising under the Operating Agreement and (ii) all liabilities and obligations of Finco arising under the Finco Loan Documents;
(j) The Escrow Agreement, duly signed by Buyer; and
(k) Such other instruments and documents Seller reasonably deems necessary to effect the transactions contemplated hereby.
3.3. Actions of Seller and Finco at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller and Finco shall deliver to Buyer the following:
(a) Executed instruments of assignment and assumption transferring the Equity Interest from Seller and Finco to Buyer;
(b) An assignment of Finco’s interest in the Finco Obligations including delivery of the Amended and Restated Finco Loan Documents;
(c) Copies of resolutions duly adopted by Seller and Finco authorizing and approving Seller’s and Finco’s respective performances of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by the appropriate officers of Seller or Finco, as the case may be;

(d) Certificates of Seller and Finco certifying that the conditions set forth in Sections 10.1 and 10.4 have been satisfied;
(e) Certificates of incumbency for the respective officers of Seller and Finco executing this Agreement and any other document contemplated herein dated as of the Closing Date;
(f) Certificates of existence and good standing of Seller and Finco from their respective states of organization dated the most recent practical date prior to Closing;
(g) The Transition Services Agreement, duly executed by MedCath;
(h) A FIRPTA certificate, executed by Seller, certifying Seller’s U.S. taxpayer identification number and that Seller is not a foreign Person, within the meaning of Section 1445 of the Code;
(i) An executed instrument of assignment and assumption transferring the Management Services Agreement, as amended, from Seller to Buyer duly executed by Seller;
(j) UCC-3 Assignments for the UCC financing statements on file with respect to the Finco Obligations;
(k) Domain Name Assignment Agreement, duly signed by MedCath and Company;
(l) [RESERVED];
(m) [RESERVED];
(n) The Escrow Agreement, duly signed by Seller and Finco; and
(o) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Buyer represents and warrants to Seller and Finco the following:
4.1. Organization, Qualification and Capacity. Buyer is a limited liability company duly organized and validly existing in good standing under the Laws of the State of Delaware. The execution and delivery by Buyer of this Agreement and the documents described herein, the performance by Buyer of its obligations under this Agreement and the documents described herein and the consummation by Buyer of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary actions on the part of Buyer, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.

4.2. Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and documents described herein, as applicable:
(a) are not in contravention or violation of the terms of the certificate of incorporation, limited partnership agreement, operating agreement or similar governing document of Buyer;
(b) except as set forth on Schedule 4.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Buyer or any of its Affiliates; and
(c) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Buyer is a party or by which Buyer is bound.
4.3. Binding Agreement. This Agreement and all documents to which Buyer or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
4.4. Buyer. Buyer is a special purpose, single member limited liability company organized solely for the purpose of consummating the Transactions. Buyer has no assets and has had no operations prior to the Closing. Buyer shall deliver the Equity Purchase Price and Promissory Note in accordance with Sections 2.3 and 2.4, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement. Buyer has no received no commitments from any person, including its sole member, to provide or arrange for the provision of funding to the Buyer.
4.5. Litigation. There is no claim, action, suit, proceeding or investigation pending nor, to the knowledge of Buyer, threatened in writing against or affecting Buyer that has or would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform this Agreement or any aspect of the transactions contemplated hereby.
4.6. Statements True and Correct. This Agreement and the Schedules prepared by Buyer do not include, as of the date hereof and as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Buyer not misleading.
4.7. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE SCHEDULES), BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Seller represents and warrants to Buyer the following:
5.1. Organization, Qualification and Capacity of Seller. Seller is a limited liability company duly organized and validly existing in good standing under the Laws of the State of North Carolina. Except as set forth on Schedule 5.1, the execution and delivery by Seller of this Agreement and the documents described herein, the performance by Seller of its obligations under this Agreement and the documents described herein and the consummation by Seller of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate actions on the part of Seller, the Company, and the Company Subsidiaries, none of which actions have been modified or rescinded and all of which actions remain in full force and effect. There is no jurisdiction other than the State of Louisiana in which the nature of the Business, the ownership or leasing of the Hospital Assets, or the operation of the Hospital by the Company or the Company Subsidiaries makes qualification as a foreign limited liability company necessary.
5.2. Capitalization. Except as set forth on Schedule 5.2, Seller is, and will be on the Closing Date, the record and beneficial owner and holder of its portion of the Equity Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type. Prior to the Debt Conversion, Seller owned 89.22% of the total of all outstanding membership interests in the Company. After the consummation of the Debt Conversion transactions, Seller owns a 38.01% membership interest, and Finco owns a 57.40% membership interest in the Company. Seller’s portion of the Equity Interest has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth on Schedule 5.2, to the knowledge of Seller there are no Contracts relating to the issuance, sale, or transfer, of any equity securities or other securities of the Company or the Company Subsidiaries.
5.3. Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Seller, the Company, and the Company Subsidiaries of the transactions contemplated by this Agreement and documents described herein, as applicable:
(a) are not in contravention or violation of the terms of the operating agreement of Seller or the Company Subsidiaries or the Operating Agreement;
(b) except as set forth on Schedule 5.3, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Seller, Company or any of their respective Affiliates; and

(c) assuming the Approvals and Permits set forth on Schedule 5.3 are obtained, will not conflict in any material respect with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or loss of a material benefit under, or result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon the Hospital or any of its material assets under (i) any Hospital Contract or (ii) any Law applicable to the Hospital or any of its material assets; provided, however, that no representation or warranty is given with respect to consents or approvals required under any of the Hospital Contracts to consummate the transactions contemplated under this Agreement.
5.4. No Outstanding Rights. Except as set forth on Schedule 5.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on Seller’s behalf giving any Person any current or future right to require Seller or any of its Affiliates (including officers or directors of MC or MedCath) or, following the Closing Date, Buyer, to sell or transfer to such Person or to any third party all or any part of the Equity Interest or the equity interests in the Company Subsidiaries.
5.5. Binding Agreement. This Agreement and all documents to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
5.6. Organization and Qualification of Company and Company Subsidiaries.
(a) The Company is a limited liability company duly organized and in existence under the Laws of the State of North Carolina. The Company is duly qualified to do business, in good standing and authorized to own its properties and conduct its business in the place and manner now conducted, under all applicable Laws of any Governmental Entity having jurisdiction over the business and operation of the Company.
(b) Picayune PCP LLC and LMCHH PCP LLC are limited liability companies duly organized and in existence under the Laws of the State of North Carolina. Louisiana Heart Hospital Professional Fee, LLC is a limited liability company duly organized and in existence under the Laws of the State of Louisiana. The Company is the sole member of each Company Subsidiary. The Company Subsidiaries are duly qualified to do business, in good standing and authorized to own their own properties and conduct their business in the place and manner now conducted, under all applicable Laws of any Governmental Entity having jurisdiction over the business and operation of the Company Subsidiaries.
(c) Schedule 5.6 sets forth true, correct and complete copies of the Operating Agreement and the operating agreements of each of the Subsidiaries, in each case including all amendments thereto through the date of this Agreement. The Third Amendment to Operating Agreement has been duly adopted by all required action of the members of the Company.

5.7. Affiliates and Minority Interests. Schedule 5.7 sets forth a true and complete list of (i) any subsidiaries of Company and (ii) any equity interest in another Person held by Company.
5.8. Company and Company Subsidiary Financial Information.
(a) Schedule 5.8 hereto contains the following financial statements and financial information (collectively, the “Historical Financial Information”):
(i) unaudited balance sheets of the Company and the Company Subsidiaries dated as of September 30, 2010 and the unaudited balance sheet as of July 31, 2011 (the “Baseline Balance Sheet”); and
(ii) unaudited statements of operations of the Company and the Company Subsidiaries for the twelve (12) month period ended on September 30, 2010 and unaudited for the ten (10) month period ended on the Baseline Balance Sheet Date.
Except as disclosed on Schedule 5.8, the financial statements included in the Historical Financial Information have been prepared, and the Additional Financial Statements have been, and will be, prepared in accordance with GAAP, applied on a consistent basis in all material respects throughout the periods indicated, and the Company has not changed any accounting policy or methodology in determining the obsolescence of inventory throughout all periods presented. Except as set forth on Schedule 5.8, the balance sheets contained in the Historical Financial Information present fairly, and the balance sheets in the Additional Financial Statements present fairly and will present fairly, in all material respects the financial condition of the Company as of the dates indicated thereon, and the statements of operations contained in the Historical Financial Information present fairly, and the statements of operations contained in the Additional Financial Statements present fairly and will present fairly, in all material respects the results of operations of the Company for the periods covered.
(b) Except as set forth on Schedule 5.8 and except for (i) liabilities that are disclosed in this Agreement, Contracts entered into in connection herewith and schedules and exhibits hereto and thereto, and (ii) liabilities that were incurred after the Baseline Balance Sheet Date in the ordinary course of business, as of the date hereof, there are no material liabilities of any nature of the Company, the Company Subsidiaries or any of its Affiliates relating to the Hospital that are required in accordance with GAAP to be disclosed on the financial statements of the Company and the Company Subsidiaries.

5.9. Company’s Permits and Approvals.
(a) Set forth on Schedule 5.9 is a true and complete description of all material Permits and Approvals currently issued or granted by a Governmental Entity and owned or held by or issued to the Company or the Company Subsidiaries, and such Permits and Approvals constitute all material Permits and Approvals necessary for the conduct of the business and operation of the Hospital as currently conducted, all of which are in full force and effect. Schedule 5.9 indicates all material Permits or Approvals owned or held by or issued to the Company or the Company Subsidiaries that require notice from the Company or the Company Subsidiaries or consent from the issuing entity as a result of the Transactions.
(b) The Company and the Company Subsidiaries are in compliance in all material respects with all material Permits and Approvals required by Law. There is not now pending nor, to the knowledge of Seller, threatened in writing any action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the material Permits and Approvals, and all of the material Permits and Approvals are and shall be in good standing now and as of the Closing; provided no representation or warranty is made as to whether any such Permits or Approvals will be in good standing or available as a result of the consummation of the transactions contemplated by this Agreement.
5.10. Intellectual Property and Confidential Information.
(a) Neither the Company nor any Company Subsidiary holds any patents and no applications therefor have been made by or on behalf of the Company, the Company Subsidiaries, or of any person having a duty or obligation to assign any rights in the subject matter thereof to the Company or the Company Subsidiaries.
(b) Schedule 5.10(b) sets forth a complete and accurate list of Marks, indicating for each whether the Mark is registered with the United States Patent and Trademark Office and/or with any state trademark registry, or for which the Company or any Company Subsidiary has applied for such registration, and if registered, the registration number(s), registration and expiration date(s), classifications, and description of goods and/or services for such Mark. No Mark that is material to the Business was licensed to the Company or any Company Subsidiary by a third party, and no Mark that is material to the Business was assigned to the Company or any Company Subsidiary by a third party.
(c) Except for Third Party Intellectual Property, neither the Company nor any Company Subsidiary uses or holds for use any copyrights that are material to the Business, whether derived under federal law or common law and whether in published works or unpublished works.
(d) None of Seller, the Company, or the Company Subsidiaries has granted any license or otherwise granted any right to any person to use, possess, access, or otherwise have any rights in or to any portion of Seller Intellectual Property or agreed not to assert any rights to such Seller Intellectual Property against any person.

(e) Except for the rights of licensors and other third parties in Third Party Intellectual Property and any third party consent requirements, all Seller Intellectual Property which is material to the business of the Company is free and clear of, and the Company is not bound by or a party to, any options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind relating to Seller Intellectual Property (including restrictions, obligations, or limitations resulting from or imposed by disputes and/or settlements other than Permitted Encumbrances). No claim by any person contesting the validity, enforceability, or ownership of any of Seller Intellectual Property (other than Third Party Intellectual Property) has been made, is currently outstanding, or is threatened, and to the knowledge of Seller there are no grounds for the same. To the knowledge of Seller, no such claim been made, is currently outstanding, or is threatened against any licensor to the Company or any Company Subsidiary of Third Party Intellectual Property.
(f) The use of the Seller Intellectual Property by the Company in the Business as currently conducted and as currently proposed or contemplated by the Company to be conducted did not and does not infringe, misappropriate, or otherwise violate or conflict with in any material respect (or, as to the foregoing held for use, would infringe, misappropriate, or otherwise violate or conflict with if so used or provided) any copyright, patent, trade secret, or other intellectual property or proprietary right of any third party.
(g) The Seller Intellectual Property constitutes all of the intellectual property of any kind used or necessary for use in the Business as currently conducted and which is material thereto.
5.11. Medicare Participation/Accreditation.
(a) The Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with the Government Programs. Except as set forth on Schedule 5.11, the Hospital is in compliance with the conditions of participation for the Government Programs in all material respects and has received all Approvals or qualifications necessary to participate in the Government Programs. Except as set forth on Schedule 5.11, there is no pending, nor to the knowledge of Seller, threatened in writing, proceeding or investigation under the Government Programs involving the Hospital. Except as disclosed on Schedule 5.11, there are no material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, Governmental Entity or the Administrator of the Centers for Medicare & Medicaid Services, with respect to any Government Program Cost Reports or claims filed on behalf of the Company with respect to the Hospital on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such Cost Reports.
(b) The Hospital is duly accredited by The Joint Commission, and to the knowledge of Seller and the Company, there is no proceeding, investigation, allegation, or threatened dispute regarding or with The Joint Commission regarding the Hospital. Seller has provided or made available to Buyer copies of the most recent Joint Commission accreditation survey report and deficiency list for the Hospital, if any, and each plan of correction, if any.

(c) Neither Company, the Company Subsidiaries nor any agent acting on behalf of the Company or the Company Subsidiaries has directly or indirectly in connection with the Hospital: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of the Company, the Company Subsidiaries or the Hospital in order to obtain business or payments from such Persons except as permitted under applicable Law; or (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person other than in connection with promotional or entertainment activities in the ordinary course of business or otherwise permitted by applicable Law.
5.12. Regulatory Compliance. Except as set forth on Schedule 5.12, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations and requirements of Governmental Entities having jurisdiction over the Company, the Company Subsidiaries, and the Business. The Company and the Company Subsidiaries have timely filed all material forms, applications, reports, statements, data and other information required to be filed with Governmental Entities.
5.13. Hospital Contracts. Attached hereto as Schedule 5.13 is a list of all Contracts to which either the Company, Seller, the Company Subsidiaries, or an Affiliate of Seller (the “Contract Party”) is a party and which are material to the operation of the Hospital and Business as currently conducted, including, but not limited to, all provider network agreements, clinical affiliation agreements, medical director agreements, consulting agreements, management services agreements, professional services agreements, transfer agreements, recruitment agreements, employment agreements, real estate lease agreements, personal property lease agreements, supply agreements, confidentiality or non-disclosure agreements, or advertising agreements, and software, data, and content license agreements,. Contracts which are listed on Schedule 5.13 are referred to herein collectively as the “Hospital Contracts.” For each Contract listed on Schedule 5.13, Schedule 5.13 clearly identifies those Contracts that are Excluded Contracts which, as set forth in Section 11.9, will not be available to the Hospital after Closing. Each Hospital Contract (i) is valid and existing (or constitutes a month-to-month Contract under which goods or services are being provided after the expiration of its original term), and the Contract Party has duly performed in all material respects its obligations under each Hospital Contract to which it is a party to the extent that such obligations to perform have accrued and (ii) except for any breaches resulting from the failure to obtain the consent or approval of the counterparty thereto related to the transactions contemplated under this Agreement, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Hospital Contract by the Contract Party or, to the knowledge of Seller, and except as set forth on Schedule 5.13, any other party or obligor with respect thereto, has occurred, provided that no representation is made with respect to any breach of any Hospital Contract arising from the failure to obtain any third party consent required in connection with the transaction contemplated by this Agreement. Schedule 5.13 identifies those material Hospital Contracts (including Leases) with change of control provisions that would be triggered by the Transactions. Seller has made available to Buyer true and correct copies of all Hospital Contracts and Leases.

5.14. Encumbrances; Real Property.
(a) There are no Encumbrances (other than Permitted Encumbrances) which will materially interfere with the Company’s or the Company Subsidiaries’ use of the Hospital or the Hospital Assets in a manner consistent with the current use by the Company prior to the date of this Agreement. The Company owns good and marketable fee simple title to each parcel of the Owned Real Property, and the Company or the Company Subsidiaries have a valid and enforceable leasehold interest in the Leased Real Property, in each case, free and clear of any Encumbrance, except for Permitted Encumbrances. Such properties and assets, together with all properties and assets held by the Company or the Company Subsidiaries under the Leases, include all tangible and intangible property, assets, contracts and rights reasonably necessary for the operation of the Business as presently conducted.
(b) Except as otherwise disclosed in Schedule 5.14(b), with respect to each parcel of Owned Real Property: (i) there are no pending or threatened condemnation proceedings, suits or administrative actions relating to the Owned Real Property or other matters affecting adversely the current use, occupancy or value thereof; (ii) other than rights of third parties arising under any Lease or Hospital Contract, there are no Contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Real Property; (iii) other than rights arising under any Lease or Hospital Contract (true and correct copies of which have been made available to Buyer), there are no outstanding options or rights of first refusal to purchase the parcels of Owned Real Property, or any portion thereof or interest therein; (iv) except for those tenants in possession by, through or under the Leases, no Person other than Seller is in possession of the parcels of Owned Real Property; (v) none of Seller, the Company, or any of their Affiliates (including officers or directors of MC or MedCath) has received written notice of any special assessment which may affect any parcel of Owned Real Property; and (vii) the Owned Real Property is, and until Closing shall be, insured against casualty on a full replacement cost basis (with a $100,000 deductible) by one or more insurance policies maintained by the Company.
(c) Schedule 5.14(c) sets forth a true and complete list of all leases where the Company is a lessor or sublessor (together with the Ground Lease, the “Leases” and each a “Lease”; copies of which have previously been furnished to Buyer). Except as set forth on Schedule 5.14(c): (i) none of Seller, the Company, the Company Subsidiaries, or any of their Affiliates has entered into any Leases with respect to the Real Property or the Business; (ii) each Lease in respect of the Real Property constitutes a legal, valid and binding obligation of the Company, is in full force and effect, has not been amended except as set forth on Schedule 5.14(c), and the Company is not in default or breach thereunder and to the Knowledge of Seller, the other party thereto is not in default or breach thereof; (iii) to the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases by the Company or by other parties; and

(iv) with respect to each such parcel of Leased Real Property (A) the Company has valid leasehold interests in such leased premises, free and clear of any Encumbrances, and (B) none of Seller, the Company, the Company Subsidiaries, or any of their Affiliates (including officers or directors of MC or MedCath) has received written notice of (1) any condemnation proceeding with respect to any portion of the Leased Real Property or any access thereto, or (2) any special assessment which may affect any parcel of Leased Real Property. As of the date hereof, fixed rent, overage rent and any additional charges due under such Leases are being billed to the tenants under the Leases in accordance with the schedule set forth on Schedule 5.14(c). As of the date hereof, no tenant of a Lease (a “Tenant”) is in arrears in the payment of any such rent for more than one calendar month, except as set forth on Schedule 5.14(c). As of the date hereof, no Tenant is entitled to “free” rent or tenant improvement allowances except as set forth on Schedule 5.14(c). As of the date hereof, all work, if any, required to be performed by the lessor or sublessor under each of the Leases has been completed and fully paid for, except as set forth on Schedule 5.14(c).
(d) Seller has no outstanding agreements for material repairs or replacement of the following systems of the Hospital and, to Seller’s actual knowledge without any inspection or independent investigation, none of such systems of the Hospital are in need of any material repair: plumbing, electrical, mechanical, sprinkler and comparable life systems, or heating, ventilation and air conditioning, sewage, roofing, foundation, and floors (collectively, the “Buildings and Systems”). Seller has maintained the Building and Systems in accordance with the maintenance logs (copies of which have been made available to Buyer).
(e) To the Knowledge of Seller, all public utilities, including water, sewer, gas, electricity, telephone and other utilities, required for the operation of the Hospital and the other Owned Real Property, or any portion thereof, are either supplied through adjoining public streets or, if they pass through adjoining public land, do so in accordance with valid public or private easements. To the Knowledge of Seller, all of said public utilities are installed and operating and provide adequate service to the Hospital and the other Owned Real Property to continue operations in the manner in which they are now operating and as expected to be conducted in the future and all such installation and connection charges have been paid in full. Except as set forth on Schedule 5.14(e), no Seller has received written notice of any kind from any public utility regarding (i) any arrearages, fines or penalties relating to utility services, or (ii) change (pending, proposed or actual) in utility service or fees therefor. There is an adequate and continuous service of potable water to permit the operation of the Hospital in the manner in which it is now operated and such water is provided pursuant to public water systems and not individual wells. Parking spaces for visitors are available in parking lots at the Hospital, which parking is sufficient to accommodate and service the current use of the Hospital by the Company prior to this Agreement. All of the buildings and improvements located on the Owned Real Property are fully accessible by public roads and, to the knowledge of the Seller, no fact or condition exists that would result in the termination of the current access from any building or improvement to any presently existing highways and roads adjoining or situated on the Owned Real Property. Except for the Hospital Contacts, none of Seller, the Company, the Company Subsidiaries, or any of their Affiliates (including officers or directors of MC or MedCath) are a party to any management, franchise or other agreement with respect to the operations or management of the Hospital and the Business. To the Knowledge of Seller, all buildings and improvements located on the Real Property conform in all material respects with all applicable zoning regulations and building codes, and, Seller, the Company, and the Company Subsidiaries have not received written notice of violation of any zoning regulations or building codes. To the knowledge of Seller, none of the buildings or improvements on the Real Property is located in a flood hazard area.

5.15. Personal Property. The Company and the Company Subsidiaries presently own and will hold on the Closing Date good title to all of their tangible personal property and assets and valid title to all of its intangible assets free and clear of all Encumbrances, except Permitted Encumbrances and rights of owners under the Hospital Contracts or under leases or licenses of assets leased or licensed in the ordinary course of business.
5.16. Insurance. Schedule 5.16 sets forth a true and complete list of all insurance policies or self insurance funds maintained by Seller as of the date of this Agreement covering the ownership and operation of the Hospital, indicating the types of insurance, policy numbers, terms, identity of insurers and amounts and coverages (including applicable deductibles). All of such policies are now and will be until the Closing in full force and effect on an occurrence basis (with the exception of the Hospital’s pollution liability insurance, employment practices liability insurance, directors and officers liability insurance and fiduciary liability insurance, all of which are on a claims made basis, crime liability insurance, which is on a discovery basis, and professional liability insurance which is excess to coverage provided through the Louisiana Patient Compensation Fund) with no premium arrearages.
5.17. Employee Benefit Plans.
(a) Schedule 5.17 contains a true and complete list in all material respects of all the following agreements, plans or other Contracts, covering any employee of the Hospital, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of ERISA, and (ii) any other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which the Company currently sponsors, or to which the Company has any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the “Plans”). None of the Plans provide any post-employment medical or similar benefits except to the extent required by applicable Law.
(b) The Hospital’s assets are not, and Seller does not reasonably expect them to become, subject to an Encumbrance imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of the Company being a member of an ERISA Controlled Group.
(c) Neither the Company nor any member of the Company’s ERISA Controlled Group has sponsored, contributed to or had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Section 4001(a)(3) or 3(37)(A)) on or after September 26, 1980, on behalf of any employees of the Hospital.

(d) Neither the Company nor any member of the Company’s ERISA Controlled Group has at any time sponsored or contributed to a “single employer plan” (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the “contributing sponsors” (as defined in ERISA Section 4001(a)(13)) are not members of the same ERISA Controlled Group.
(e) Except as set forth on Schedule 5.17, there are no material actions, audits or claims pending or, to the knowledge of Seller, threatened in writing against the Company with respect to the Company’s maintenance of the Plans, other than routine claims for benefits.
(f) The Company and each member of the Company’s ERISA Controlled Group have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ERISA Sections 601 through 608 and Section 5000 of the Code.
(g) All of the Company’s Plans that are intended to be tax-qualified under Section 401(a) of the Code are so qualified and have been operated in compliance with the applicable provisions of the Code and the regulations promulgated thereunder.
(h) Neither the Company nor any member of the Company’s ERISA Controlled Group has at any time provided for the “deferral of compensation” within the meaning of Section 409A of the Code with respect to any Hospital employee or independent contractor.
(i) Except as set forth on Schedule 5.17, the Company Subsidiaries do not and have not maintained or sponsored any Plans.
5.18. Hospital Employees and Employee Relations.
(a) Except as set forth on Schedule 5.18(a), (i) there is no pending or, to the knowledge of Seller, threatened in writing employee strike, work stoppage or labor dispute, (ii) to Seller’s knowledge, no union representation question exists with respect to any Hospital Employees, no demand has been made for recognition by a labor organization by or with respect to any Hospital Employees, no union organizing activities by or with respect to any Hospital Employees are taking place, and none of the Hospital Employees is represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by the Company, the Company Subsidiaries, or any Affiliate of the Company, and (iv) there is no unfair labor practice claim against the Company, the Company Subsidiaries, or any Affiliate of the Company before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the knowledge of Seller, threatened in writing against or involving the Hospital and none has occurred.

(b) Schedule 5.18(b) sets forth a list of all of the employees of the Company, the Company Subsidiaries, and each other Affiliate of the Company who works primarily or exclusively for the benefit of the business conducted at the Hospital (the “Hospital Employees”) as of the date of such Schedule and the following information for each Hospital Employee: current salary or wage rate, accrued paid time off, periods of service, date of hire, department and job title or other summary of the responsibilities as well as an indication as to whether such Hospital Employee is part-time, full-time or on a leave of absence and the type of leave; provided, that salary and wage rate information may be excluded from Schedule 5.18(b) so long as Seller delivers a true and correct schedule of such salary and wage rate information to Buyer concurrently with the delivery of Schedule 5.18(b) to Buyer.
(c) No Hospital Employee and no employee of Seller or its Affiliates working at the Hospital is entitled to any bonus payment with respect to, or that has accrued during, any period prior to the Closing for which the Company or Buyer is responsible.
5.19. Litigation or Proceedings.
(a) There is no claim, action, suit, proceeding or investigation pending nor, to the knowledge of Seller, threatened in writing against or affecting Seller that has or would reasonably be expected to have a Material Adverse Effect on Seller’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.
(b) Schedule 5.19 contains an accurate list and summary description of all litigation and proceedings which are currently pending with respect to the Hospital to which the Company or the Company Subsidiaries are a party. Except to the extent set forth on Schedule 5.19, there are no material claims, actions, suits, audits, compliance reports or information requests, proceedings or investigations pending, or to the knowledge of Seller, threatened in writing against or affecting the Hospital.
(c) Other than as set forth on Schedule 5.19, the Company or the Company Subsidiaries are not subject to any outstanding judgment, order or decree.
5.20. Tax Matters. Except as set forth on Schedule 5.20:
(a) All federal, state, county and local income, excise, franchise, margin, payroll, withholding, property, sales, use, gross receipts, business license, occupation, transfer, stamp, worker’s compensation, unemployment insurance, and all other taxes, penalties, interest, and any other statutory additions (“Taxes”) due from the Company or the Company Subsidiaries or required to be collected and remitted by the Company and the Company Subsidiaries have been paid when due.
(b) There are no Tax liens on any of the Hospital’s assets other than liens for Taxes not yet due and payable.
(c) The Company and the Company Subsidiaries have timely filed all material returns and reports with respect to Taxes, including any information reports, that they were required to filed by any federal, state or local taxing authority, and all such returns and reports are true, correct and complete in all material respects. Neither the Company nor any of the Company Subsidiaries are currently the beneficiaries of any extension of time within which to file any such returns or reports.

(d) There are no assessments or claims against the Company or the Company Subsidiaries for payment of Taxes now pending or, to the knowledge of Seller, threatened, nor any audit of the records of the Company or the Company Subsidiaries being made or threatened by any taxing authority.
(e) Proper and accurate amounts have been timely withheld by the Company and the Company Subsidiaries in compliance with the payroll Tax and other withholding provisions of all applicable Laws, and all of such amounts have been timely remitted to the proper taxing authority.
(f) Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g) Neither the Company nor any of the Company Subsidiaries is or has been a party to a “reportable transaction,” as defined in Code Section 6707A(c)(1) and Regulations Section 1.6011-4(b).
(h) Since formation, the Company and all Company Subsidiaries have been properly treated for federal income tax purposes either as a partnership filing Form 1065 or as a disregarded entity under Treasury Regulation Section 301.7701-3(b)(1) and will continue to be properly treated as such to the Closing Date.
5.21. Environmental Matters. Except as set forth on Schedule 5.21 or in any environmental report listed therein:
(a) The Company and the Company Subsidiaries are and have been in material compliance with, and the Real Property and all improvements on the Real Property are and have been in material compliance with, all Environmental Laws.
(b) There are no pending or, to the knowledge of Seller, threatened in writing actions, suits, orders, claims, legal proceedings or other proceedings based on any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other Person with respect to the Real Property.
(c) No Encumbrance in favor of any Person relating to or in connection with any claim under any Environmental Law has been filed or has attached to the Real Property, other than Permitted Encumbrances.
(d) The Company has not, and to the knowledge of the Company, no other Person has used any portion of the Owned Real Property for the handling, manufacture, processing, storage or disposal of Hazardous Materials, except in material compliance with Environmental Laws; the Company has not, and to the knowledge of the Company, no other Person has, operated any underground storage tanks on the Owned Real Property; the Company has not, and to the knowledge of the Company, no other Person has, caused any releases or threat of releases on the Owned Real Property, and any Hazardous Materials generated with respect to the operation of the business have been transported and disposed of under applicable Environmental Laws.

For purposes of the representations made in this Section 5.21, the terms “Real Property” and “Owned Real Property” shall include real property formerly owned by the Company, but only with respect to the periods during which the Company owned such real property. The representations set forth in this Section 5.21 are the sole representations of Seller with respect to environmental matters, Environmental Conditions, Hazardous Materials and compliance with Environmental Law.
5.22. Absence of Changes. Except as set forth in Schedule 5.22, between the Baseline Balance Sheet Date and the date hereof, there has not been any transaction or occurrence in which the Company or the Company Subsidiaries, in connection with the Hospital, has:
(a) suffered any material physical damage, destruction or loss with respect to or affecting any of the Hospital’s assets;
(b) sold, transferred or otherwise disposed of any of the Hospital’s assets which are material to the operation of the Hospital, except in the ordinary course of business;
(c) granted or incurred any obligation for any increase in the compensation of any employee who is employed at the Hospital (including any increase pursuant to any Plans or other commitment), except in the ordinary course of business; or
(d) agreed, so as to legally bind Buyer or affect the Company or the Company Subsidiaries, whether in writing or otherwise, to take any of the actions set forth in this Section 5.22 and not otherwise permitted by this Agreement.
5.23. Medical Staff Bylaws. Seller has delivered or made available to Buyer correct and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital.
5.24. Hospital Assets. Except for the Excluded Assets, the Hospital Assets constitute all assets which are held or used by the Company or the Company Subsidiaries, provided that no representation is made with respect to Hospital Contracts for which consents or approvals are required as a result of the consummation of Transactions. Except for the Excluded Assets, the Hospital Assets are all of the assets which are necessary for the conduct of the Business in the manner conducted as of the date of this Agreement and consistent with past practice. No assets are reflected on the Baseline Balance Sheet, Interim Balance Sheet, or Closing Balance Sheet that are not Hospital Assets. Except for the Excluded Assets, the Hospital Assets are sufficient to permit Buyer to carry on such Business without material change from the level in effect immediately prior to the Closing, provided that no representation is made with respect to Hospital Contracts for which consents or approvals are required as a result of the consummation of Transactions.
5.25. Software Applications and Data Subscriptions. Schedule 5.25(a) sets forth a list of all material Licensed Software and Data, indicating for each such product, the name of the product; the identity of the licensor, and if applicable, whether such item of Licensed Software and Data is subject to a Hospital Contract.

5.26. URLs. Schedule 5.26(a) sets forth a complete and accurate list of the URLs that MedCath owns for the benefit of Hospital.
5.27. [RESERVED].
5.28. Information Privacy and Security. Seller has made available to the Buyer or its counsel true and complete copies of all written policies and procedures relating to information privacy and security. The Company and the Company Subsidiaries are now and at all times have been in compliance, in all material respects, with all applicable Information Privacy and Security Laws. Except as set forth on Schedule 5.28, neither the Company nor any Company Subsidiary has received any written notice of an alleged default or violation of any Information Privacy and Security Law.
5.29. [RESERVED].
5.30. Physician Ownership; Hospital Beds. As of March 23, 2010, the physician ownership percentage of the Company was 10.78%. As of March 23, 2010, the Hospital had 137 licensed beds, seven (7) operating rooms, and one (1) procedure rooms.
5.31. Management Services Agreement. Attached hereto as Exhibit 1.1C is a true, correct, and complete copy of the Management Services Agreement, as amended through the date hereof. The Management Services Agreement is valid and existing and in full force and effect, and the Company and Seller have duly performed their obligations under the Management Services Agreement. No material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under the Management Services Agreement by either party thereto has occurred. Neither Seller, the Company, nor the Company Subsidiaries are a party to any litigation or, to the knowledge of Seller, any threatened litigation regarding the Management Services Agreement or Seller’s duties as manager under the Management Services Agreement. The Amendment to the Management Agreement has been duly adopted by Seller and the Company.
5.32. Buyer. Seller acknowledges that it has been fully informed of Buyer’s lack of operating history and Buyer’s current financial condition as described in Section 4.4 hereof.
5.33. Statements True and Correct. This Agreement and the Schedules prepared by Seller do not include, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Seller, the Company, and the Company Subsidiaries not misleading.
5.34. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (INCLUDING THE SCHEDULES), SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF FINCO.
As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Finco represents and warrants to Buyer the following:
6.1. Incorporation, Qualification and Capacity of Finco. Finco is a limited liability company duly organized and in existence under the Laws of the State of Delaware. The execution and delivery by Finco of this Agreement and the documents described herein, the performance by Finco of its obligations under this Agreement and the documents described herein and the consummation by Finco of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate actions on the part of Finco, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
6.2. Title. Finco is, and will be on the Closing Date, the record and beneficial owner and holder of the Finco Obligations, which on the Closing Date will be free and clear of all Encumbrances, charges, claims, or restrictions of any type.
6.3. Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Finco of the transactions contemplated by this Agreement and documents described herein, as applicable:
(a) are not in contravention or violation of the terms of the operating agreement of Finco; and
(b) except as set forth on Schedule 6.3, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Finco or any of its Affiliates.
6.4. No Outstanding Rights. Except as set forth on Schedule 6.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on Finco’s behalf giving any Person any current or future right to require Finco or any of its Affiliates or, following the Closing Date, Buyer, to sell or transfer to such Person or to any third party all or any part of the Finco Obligations.
6.5. Binding Agreement. This Agreement and all documents to which Finco will become a party hereunder are and will constitute the valid and legally binding obligations of Finco and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

6.6. Finco Obligations. Finco has good legal title to the Finco Obligations and has the full legal right, power and authority to sell, assign and transfer complete ownership in the Finco Obligations to Buyer, free and clear of all liens, claims, restrictions, encumbrances, charges, options or rights of third parties with respect thereto. The Finco Loan Documents appearing in Schedule 1.1B constitute true, complete, and accurate copies of each of the documents related to the loans representing the Finco Obligations, including the documents from the original loans prior to the Debt Conversion and documents representing the loans as of Closing. Schedule 6.6 lists by amount, debtor, and creditor (a) the outstanding principal balance and accrued interest of the Finco Obligations prior to the Debt Conversion and as of the Closing Date, and (b) any other amounts owed by the Company and the Company Subsidiaries to Seller, MC, or their Affiliates. The amounts listed on Schedule 6.6 constitute all of the amounts owed by the Company and the Company Subsidiaries to Seller, MC, or their Affiliates. Finco has fully performed its obligations under the Finco Obligations. Each of the loans representing the Finco Obligations is valid and enforceable against the Company. The Company has not asserted any claims or defenses and has no claims or defenses against Finco regarding the Finco Obligations. The amounts owed under the Finco Obligations by the Company to Finco are not subject to any challenge or rights of setoff. The entire amount of the loans representing the Finco Obligations has been disbursed there are no additional sums to be disbursed. Any and all defaults and remedies arising, or with the passage of time will arise, from such defaults under the Finco Obligations appear on Schedule 6.6.
6.7. Security of Finco Obligations. Schedule 6.7 lists all of the UCC Financing Statements which have been filed to perfect the security interests created in the Finco Loan Documents to secure the Finco Obligations (“Finco Security”). Finco has taken all steps necessary to properly perfect the Finco Security that can be perfected by filing UCC financing statements, UCC fixture filings or a mortgage/deed of trust.
6.8. Capitalization. Except as set forth on Schedule 5.2, Finco is, and will be on the Closing Date, the record and beneficial owner and holder of its portion of the Equity Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type. Finco owns 57.40% of the total of all outstanding membership interests in the Company. Finco’s portion of the Equity Interest has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth on Schedule 5.2, to the knowledge of Finco, there are no Contracts relating to the issuance, sale, or transfer, of any equity securities or other securities of the Company or the Company Subsidiaries.
6.9. Buyer. Finco acknowledges that it has been fully informed of Buyer’s lack of operating history and Buyer’s current financial condition as described in Section 4.4 hereof.
6.10. Statements True and Correct. This Agreement and the Schedules prepared by Finco do not include, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Finco not misleading.
6.11. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 6 (INCLUDING THE SCHEDULES), FINCO MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND FINCO HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 7
COVENANTS OF BUYER
7.1. Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Buyer shall give prompt written notice to Seller and Finco of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
7.2. WARN Act Liability. Buyer shall not, and shall cause the Company and its Subsidiaries not to, take any action following the Closing that could result in Seller or any of its Affiliates incurring any liability under the federal Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws related to plant closings, relocations, mass layoffs and employment losses (a “WARN Act Liability”). Buyer shall indemnify and hold harmless Seller and its Affiliates (including officers or directors of MC or MedCath) from and against any claims, liabilities, damages and expenses, including reasonable attorneys’ fees and expenses, arising from any WARN Act Liability.
ARTICLE 8
COVENANTS OF SELLER AND FINCO
8.1. Information.
(a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller shall cause the Company to afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the books and records of the Company relating to the Hospital, and to furnish Buyer with such additional financial and operating data and other information as to the business and properties, and access to the assets and properties, of the Company as Buyer may from time to time reasonably request and Finco shall afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the books and records of Finco relating to the Finco Obligations; provided, however, that Buyer may not conduct invasive environmental, health or safety investigations of the Company’s assets or at the Hospital, including any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under the Real Property, or sampling or testing of the Company’s assets at the Hospital, without Seller’s prior written consent. The right of access and inspection of Buyer shall be made in such a manner as not to interfere unreasonably with the operation of the Hospital or the Company’s assets. In this regard, Buyer agrees that such inspection shall not take place, and no employees or other personnel at the Hospital shall be contacted by the representatives of Buyer, without first coordinating such contact or inspection with a representative of Navigant Capital Advisors, LLC, provided that Seller’s consent to such access or inspection shall not be unreasonably withheld or delayed.

(b) Notwithstanding the foregoing, Buyer understands that (i) Seller will reasonably establish procedures in order to protect documents and information of the Company deemed by Seller in good faith to be market sensitive or competitive in nature, including without limitation pricing information related to managed care contracts, (ii) litigation and other materials (including internal/external legal audit letters, PRO information, National Practitioner Data Bank reports, quality review information and other physician specific confidential information and information subject to confidentiality requirements of Law, including without limitation “Protected Health Information” under the Health Insurance Portability and Accountability Act of 1996, as amended) that are deemed privileged or confidential by Seller will not be made available to Buyer, and (iii) Seller shall not be obligated to generate or produce information in any prescribed format not customarily produced by Seller.
8.2. Operations. From the date hereof until the Closing Date, except as set forth in Schedule 8.2, Seller shall (unless prior written consent of Buyer is received which will not be unreasonably withheld) use its commercially reasonable efforts to cause the Company to carry on its business in substantially the same manner as it has heretofore.
8.3. Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Seller and Finco shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Seller or Finco contained in this Agreement to be untrue in any material respect and (ii) any failure of Seller or Finco to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
8.4. Additional Financial Information. Within twenty (20) days following the end of each calendar month prior to the Closing Date, Seller will deliver to Buyer copies of the unaudited balance sheet and the related unaudited statement of operations relating to the Hospital for each month then ended (all such financial statements are referred to herein as the “Additional Financial Statements”).
8.5. No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Seller until the earlier of Closing or the termination of this Agreement, neither Seller nor Finco shall (and will not permit any Affiliate (including officers or directors of MC or MedCath) or any other Person acting for or on behalf of Seller or Finco or any of its Affiliates to), without the prior written consent of Buyer (i) offer for lease or sale the Company’s material assets (or any material portion thereof) or any ownership interest in any entity owning any of the Company’s material assets or any interest in the Finco Obligations; (ii) solicit offers to lease or buy all or any material portion of the Company’s assets or any ownership interest in any entity owning any of the Company’s material assets or any interest in the Finco Obligations; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of the Company or sale or assignment of the Finco Obligations; (iv) enter into any agreement with any party (other than Buyer) with respect to the lease, sale or other disposition of the Company’s material assets (or any material portion thereof) or any ownership interest in the Company or with respect to any merger, consolidation or similar transaction involving the Company or any interest in the Finco Obligations; or (v) furnish or cause to be furnished any information with respect to the Company or its assets to any Person that Seller or such Affiliate (including officers or directors of MC or MedCath) or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization, provided the foregoing shall not prevent MC or Persons acting for or on its behalf from including any information it deems required by Law in any of its filings with the Securities and Exchange Commission. Seller shall promptly notify Buyer if any such discussions described above occur. Nothing in this Section 8.5, however, shall apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MC or its Affiliates and any other Person so long as such transaction not relate to the Hospital or its assets.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:
9.1. Compliance With Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless Buyer was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice.
9.2. Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Company shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.
9.3. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of Buyer that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).

ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:
10.1. Compliance with Covenants. Seller and Finco shall have in all material respects performed all their respective obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by either of them at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Seller and Finco was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had or are reasonably likely to have a Material Adverse Effect.
10.2. [RESERVED].
10.3. Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Company shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the Transactions or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to purchase or own the Equity Interest or the Finco Obligations.
10.4. Representations and Warranties. All representations and warranties of Seller and Finco contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of Seller or Finco that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).
10.5. Transition Services Agreement. Buyer and MedCath shall have entered into the Transition Services Agreement.
10.6. Resignation. Seller, in its capacity as the manager of the Company, shall have resigned effective as of the Closing Date. At the Closing, Seller will cause each director of the Company who was appointed or designated by Seller to deliver to Buyer a letter resigning from such position as of the Closing Date.
10.7. Management Services Agreement. Seller shall have amended, in form satisfactory to Buyer, and assigned the Management Services Agreement to Buyer.
10.8. Debt Conversion. MedCath and the Company shall have provided evidence satisfactory to Buyer that the Debt Conversion has been completed.
10.9. Debt Consolidation. The Finco Obligations have been amended and restated pursuant to the Amended and Restated Finco Loan Documents.

10.10. Company’s LLC Agreement. The Third Amendment to Operating Agreement, in the form attached hereto as Exhibit 1.1E, shall have been duly approved and authorized by the members of the Company.
10.11. [RESERVED].
10.12. Escrow Agreement. Seller and Buyer shall have entered in the Escrow Agreement.
10.13. [RESERVED].
10.14. Domain Name Assignment Agreement. The Company and MedCath shall have entered into the Domain Name Assignment Agreement.
10.15. Consulting Agreement. The Company shall have entered into a consulting Agreement with Donnie Frederic on terms reasonably satisfactory to the Buyer and Donnie Frederic.
ARTICLE 11
ADDITIONAL AGREEMENTS
11.1. Termination Prior to Closing.
(a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:
(i) by mutual consent in writing of Seller, Finco and Buyer;
(ii) by Buyer, on the one hand, or Seller and Finco, on the other hand, at any time after September 30, 2011 (the “Outside Date”), if the Closing has not occurred by such date; provided, that the right to terminate this Agreement under this Section 11.1(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;
(iii) by Seller or Finco if Buyer breaches in any material respect any of the representations, warranties, covenants or other agreements of Buyer contained in this Agreement, which would give rise to the failure of a condition set forth in Section 9.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Seller or Finco to Buyer specifying such breach;
(iv) by Buyer if Seller or Finco breaches in any material respect any of the representations, warranties, covenants or other agreements of Seller or Finco contained in this Agreement, which would give rise to the failure of a condition set forth in Section 10.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Buyer to Seller and Finco specifying such breach; or

(v) by Buyer, Seller or Finco, if any court or any other Governmental Entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the Equity Interest or the Finco Obligations as provided herein and such order becomes final and non-appealable.
(b) In the event that this Agreement is terminated pursuant to Section 11.1(a), all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that nothing in this Section 11.1 shall relieve Seller, Finco or Buyer of any liability for an intentional breach of any covenant in this Agreement prior to the date of termination, which liability shall be subject to the limitations set forth in Article 13 of this Agreement, and the parties shall be entitled to seek the remedy of specific performance as set forth in Section 12.1. Notwithstanding anything in this Section 11.1, or any other Section of this Agreement, to the contrary, except as expressly provided in Article 13, in no event shall Seller or Finco have any liability to Buyer, and Buyer shall have no claim against Seller or Finco, for damages of any type or nature arising from any violation or breach of any representations or warranties made by Seller or Finco to Buyer, or by Buyer to Seller and Finco, in this Agreement.
11.2. Cost Reports. Seller, at its expense, shall be responsible for the preparation, filing, audit, and settlement (and all related appeals to any Government Entity, tribunal or court) of all cost reports for the Company for cost reporting periods ending on or before the Closing Date (each a “Cost Report” and collectively the “Cost Reports”). Buyer shall, at its expense, cooperate, and cause the Company, at its expense, to cooperate, with Seller in all reasonable respects in the preparation, filing, audit, and settlement (and all related appeals to any Government Entity, tribunal or court) of the Cost Reports. Such cooperation of Buyer and the Company shall include without limitation, (a) promptly upon request of Seller providing all necessary information in connection with the preparation, filing, audit, settlement, and related appeals of the Cost Reports, (b) causing duly authorized officers of the Company to sign and cause the Cost Reports and other necessary filings to be made in a timely manner, whether electronically or in any other format required, (c) promptly forwarding to Seller all correspondence and documentation received from Government Entities or other third parties concerning the Cost Reports and related proceedings, and (d) all other actions reasonably required for the purpose of permitting Seller to finally settle all Cost Reports.
11.3. Buyer Preservation and Seller Access to Records After the Closing.
(a) After the Closing, Buyer shall use its commercially reasonable efforts to cause the Company to keep and preserve in their original form all medical and other records of the Hospital existing as of the Closing for such period as required by applicable Law. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form, including without limitation financial and tax records. Buyer acknowledges that as a result of entering into this Agreement and becoming a member of the Company it and its Affiliates may gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyer shall use its commercially reasonable efforts to cause the Company to maintain the patient records held at the Hospital after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after Closing. Upon reasonable notice, during normal business hours and upon the receipt by Buyer of appropriate consents and authorizations, Buyer shall use its commercially reasonable efforts to cause the Company to afford to representatives of Seller, including its counsel and accountants, full, complete and timely access to, and the right to make copies of, the records of the Hospital (including access to patient records in respect of patients treated by Affiliates of Seller at the Hospital) including providing a reasonable location within the Hospital to conduct its review of such records; provided, however, that no consents or authorizations shall be necessary with respect to the Hospital’s financial records and tax records necessary for Seller to prepare financial statements, cost reports and tax returns.
(b) Buyer shall reasonably cooperate with, and shall use its commercially reasonable efforts to cause the Company to reasonably cooperate with, Seller and its insurance carriers in connection with the defense of claims made by third parties against Seller in respect of alleged events occurring while Seller operated the Hospital; provided, Seller shall reimburse Buyer and the Company their reasonable and documented out-of-pocket third-party expenses incurred in providing such cooperation. Such cooperation shall include, without limitation, making all of Buyer’s and the Company’s employees reasonably available for interviews, depositions, hearings and trial; and making all of Buyer’s and the Company’s employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees or expenses to Buyer, the Company or their employees or the payment of any of Buyer’s or the Company’s internal expenses; provided, however, that Seller shall pay all reasonable and documented out-of-pocket third-party expenses incurred by such employees (including for travel). In addition, Seller shall be entitled to remove from the Hospital any records, but (i) only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation and (ii) only after complete copies thereof have been made to be retained by the Hospital. Any records so removed from the Hospital shall be promptly returned to the Hospital following their use by Seller.
(c) Promptly after the Closing Seller and Finco shall deliver to Buyer the minute books, membership records,and other organizational, business and financial records of the Company in its possession.

11.4. Reproduction of Documents. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Seller, Finco or Buyer, may, subject to the provisions of Section 14.8, be reproduced by Seller, Finco and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller, Finco and Buyer may destroy any original documents so reproduced. Seller, Finco and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller, Finco or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
11.5. Tax Matters.
(a) Following the Closing, the parties shall cooperate fully with each other and shall provide to the other, as reasonably requested by and at the expense of the requesting party, all information, records or documents relating to Tax liabilities of the requesting party for all periods ending on or prior to the Closing and shall preserve all such information, records and documents (to the extent a part of the assets exchanged and delivered at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof; provided, that neither party shall be required to provide any of its income Tax returns (or supporting materials including working papers and Tax provisions) or those of any Affiliate.
(b) Buyer shall cause the Company to file two (2) short period income tax returns for the tax year of the Company during which the Closing occurs. The first short period shall end on the date of the Closing, and the second short period shall start on the day after the date of the Closing. The Buyer shall, on behalf of the Company, file the income tax returns for the first and second short periods. If the Closing occurs on the last day of a calendar month, Buyer shall to the extent appropriate file such returns based on the information obtained from the normal month end closing of the books by the Company. If the Closing occurs on a day other than the last day of a calendar month, Buyer shall use the information (to the extent appropriate) from normal month end closing of the books by the Company for the previous calendar month and adopt a reasonable method of allocating the income of the calendar month of the Closing between the two short period returns.
11.6. Consented Assignment and Permits. After Closing and upon request of Buyer, Seller shall use reasonable efforts to obtain, but shall not be responsible for obtaining, any consents or approvals from counterparties to Hospital Contracts and any and all Permits and Approvals necessary or desirable in connection with the transactions contemplated hereby. Further, at the request of Seller, Buyer will cooperate in any reasonable arrangement with Seller designed to provide for Buyer the benefits and obligations under any such Hospital Contract, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
11.7. Transition Services Agreement. As of Closing, MedCath and Buyer will execute and deliver the Transition Services Agreement (“Transition Services Agreement”), pursuant to which MedCath, or a qualified third-party designated by MedCath, will provide certain specified transition services to and for the benefit of Hospital in substantially the form attached hereto as Exhibit 11.7.

11.8. Insurance. As of the Effective Time, Seller shall cause the Company to be removed as either a named insured or beneficiary under each of the insurance policies listed on Schedule 5.16. Buyer shall use its commercially reasonable efforts to cause the Company to obtain any and all insurance policies necessary to cover the ownership and operation of the Hospital.
11.9. Cessation of Contractual Benefits and Withdrawal from MedCath Employee Benefit Plans. As of the Effective Time, the Hospital shall no longer receive benefits (or have any obligations) arising out of certain Contracts between (i) MC, its Affiliates and/or the Hospital and (ii) certain third parties. Such Contracts that are material to the Hospital are all (a) group Contracts entered into by MedCath or MC for the benefit of the Hospital and one or more Affiliates of Seller and (b) Contracts listed as Excluded Contracts on Schedule 5.13 (collectively, the “Excluded Contracts”). As of the Effective Time, the Company shall withdraw from and cease to be a participating employer under the employee benefit plans listed on Schedule 11.9 (the “MedCath Plans”), and the employees of the Company shall cease to accrue further benefits and shall cease to be active participants under the MedCath Plans. Notwithstanding the preceding sentence, the MedCath Plans shall continue to pay claims and benefits for those otherwise eligible expenses incurred prior to the Effective Time.
11.10. Post-Closing Employment and Employee Benefits.
(a) Buyer shall, or shall cause the Company to, provide to each Hospital Employee that meets the pre-employment conditions and criteria full service credit as required by applicable law (other than for purposes of benefit accruals under a defined benefit pension plan) under all “pension benefit plans” as such are defined under Section 3(2) of ERISA made available to Hospital Employees by Buyer or the Company on or after the Closing Date.
(b) Any individual who is a “M&A qualified beneficiary” (as such term is defined in Treas. Reg. Sec. 54.4980B-9) with respect to the consummation of the sale and purchase of the Equity Interest and who has a “qualifying event” (as such term is defined in Code Section 4980B(f)(31)) prior to the Closing Date (the “Pre-Closing Qualified Beneficiaries”) will be eligible for continuation coverage as described in Code Section 4980B under a group health plan sponsored or contributed by Seller so long as Seller or a member of its ERISA Controlled Group maintains a group health plan for the benefit of their employees. From and after the date neither Seller nor any member of its ERISA Controlled Group maintains a group health plan for the benefit of their employees, (1) such Pre-Closing Qualified Beneficiaries will be eligible for continuation coverage under a group health plan sponsored or contributed by Buyer or a member of its ERISA Controlled Group, and (2) Seller shall reimburse Buyer and the Company for the difference between any COBRA premiums paid to Buyer or the Company by the Pre-Closing Qualified Beneficiaries and the benefits paid under the Buyer’s group health plan.

11.11. Rights to Use Policies and Procedures. As of the Effective Time, Seller shall provide to Buyer the non-exclusive right to use, only with respect to Hospital, on an as-is, where- is basis, all MedCath and Company policies and procedures adopted or utilized in the Business as of the Effective Date (the “Policies and Procedures”), and as soon as practicable following the Closing, Seller shall deliver (or as applicable, make available electronically) to Company all Policies and Procedures, to the extent not already located or available at the Hospital, including, if readily available to Seller, editable versions. Notwithstanding the foregoing, (i) none of Company or its Affiliates shall receive title to the MedCath Intranet or the Policies and Procedures, which title shall remain with MedCath, (ii) none of Company or any of its Affiliates shall disclose any of the Policies and Procedures (or any copies, summaries or derivative works therefrom) to any third party or use the Policies and Procedures for any purpose other than as set forth in this Section, (iii) none of MedCath or their respective Affiliates shall have any liability arising from or relating to Company’s use of the MedCath Intranet or the Policies and Procedures following the Effective Date and (iv) Buyer and Company accept the MedCath Intranet and the Policies and Procedures as of the Effective Date “AS IS, WHERE IS AND WITH ALL FAULTS, DEFECTS, IMPERFECTIONS, LIABILITIES AND NONCOMPLIANCE WITH LAWS,” WITH NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, any and all of which warranties (both express and implied) Seller, MedCath and its Affiliates hereby disclaim. The provisions of this Section 11.11 shall survive the Closing.
ARTICLE 12
REMEDIES
12.1. Specific Performance. Notwithstanding the right of each party to terminate this Agreement pursuant to Section 11.1(a), in the event of a breach by either party of its obligation to consummate the transactions contemplated by this Agreement or a breach by either party of a covenant prior to or following the Closing, subject to the terms of the Promissory Note, the non-breaching party shall be entitled to specific performance to force the breaching party to consummate the transactions contemplated by this Agreement or to enforce the covenant, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).
ARTICLE 13
INDEMNIFICATION
13.1. Indemnification by Seller. From and after the Closing Date, Seller and Finco shall jointly and severally indemnify and hold harmless Buyer, its subsidiaries and Affiliates, and its and their respective officers, directors, principals, attorneys, agents employees or other representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Indemnifiable Losses that such Buyer Indemnified Party incurs as a result of, or with respect to (i) any inaccuracy in any of the representations or warranties made by Seller or Finco in this Agreement, (ii) any material breach or non-fulfillment of any of the covenants or other agreements made by Seller or Finco in this Agreement, (iii) any of the Excluded Seller Liabilities, and (iv) any of the claims, actions, suits, audits, compliance reports or information requests, proceedings, investigations, judgments, orders or decrees listed in Schedule 5.19, or any breach of the representations provided in Section 5.19. Buyer acknowledges that any representations and warranties made by Seller or Finco as of the Closing Date that address the operations of the Hospital by Seller shall be deemed to be made immediately prior to the Effective Time.

13.2. Indemnification by Buyer and Company. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its subsidiaries and Affiliates, and its and their respective officers, directors, principals, attorneys, agents employees or other representatives (collectively, “Seller Indemnified Parties”) from and against any and all Indemnifiable Losses that such Seller Indemnified Party incurs as a result of, or with respect to (i) any inaccuracy in any of the representations or warranties made by Buyer in this Agreement, (ii) any material breach or non-fulfillment of any of the covenants or other agreements made by Buyer in this Agreement and (iii) provided the Promissory Note is paid in cash, any liability arising from the ownership or operations of the Company, any of its Affiliates or the Hospital after the Closing. From and after the Closing Date, Buyer and Company shall jointly and severally indemnify and hold harmless each Seller Indemnified Party from and against any and all Indemnifiable Losses that such Seller Indemnified Party incurs as a result of, or with respect to (x) any material breach or non-fulfillment of any of the covenants or other agreements made by Company in this Agreement to the extent such breach or non-fulfillment arises after the Closing Date and (y) provided the Promissory Note is paid in cash, any liability arising from the ownership or operations of the Company, any of its Affiliates or the Hospital after the Closing.
13.3. Limitations.
(a) The aggregate liability of Seller and Finco for indemnification under (i) Section 13.1(i) shall be limited to an amount equal to 17.5% of the Original Note Balance and (ii) Section 13.1(iii) shall be limited to an amount equal to the Original Note Balance. The liability of Buyer for indemnification under Section 13.2(i) shall be limited to an amount equal to 17.5% of the Original Note Balance and the liability of Buyer and Company for indemnification under Sections 13.2(iii) and 13.2(y) shall be limited to an amount equal to the Original Note Balance.
(b) Seller and Finco, on the one hand, and Buyer, on the other hand, shall not be required to make any indemnification payment pursuant to Section 13.1(i) or Section 13.2(i), respectively, unless the aggregate of all amounts for which indemnity would be payable by such party exceeds .75% of the Original Note Balance (the “Basket Amount”), and in such event, such party shall be responsible for only the amount in excess of the Basket Amount; provided, however, that the limitation on the liability of (i) Seller and Finco provided for in this Section shall not apply to any Excluded Seller Liability and (ii) Buyer and Company provided for in this Section shall not apply to Section 13.2(iii) or 13.2(y). Neither Seller or Finco, on the one hand, nor Buyer, on the other hand, shall be required to make any indemnification payment pursuant to Section 13.1(i) or Section 13.2(i), respectively, for any individual claim or matter involving Indemnifiable Losses of less than Five Thousand Dollars ($5,000.00).

(c) The amount of any Indemnifiable Losses recovered or recoverable by an Indemnified Party shall be reduced or reimbursed, as the case may be, by any amount received by any Indemnified Party with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor (less any out of pocket costs incurred to collect such amounts). Indemnified Parties shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from such other party with respect to Indemnifiable Losses at any time subsequent to any indemnification provided by any Indemnifying Party pursuant to this Article 13, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party.
13.4. Notice and Control of Litigation.
(a) If any claim or liability is asserted in writing against a Person entitled to indemnification under this Article 13 (the “Indemnified Party”) which would give rise to a claim under this Article 13, the Indemnified Party shall notify the Person giving the indemnity (“Indemnifying Party”) in writing of the same within ten (10) business days of receipt of such written assertion of a claim or liability: provided, however, that the failure to provide such notice as so indicated shall not affect the Indemnifying Party’s obligation to indemnify and the Indemnifying Party shall have no remedy by reason of such failure except to the extent of any actual prejudice resulting from such delay. The Indemnifying Party shall have the right to defend any such claim, select the counsel and control the defense, settlement and prosecution of any litigation. If the Indemnifying Party, within ten (10) business days after notice of such claim, fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(b) The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party in the investigation, trial and defense of any lawsuit or action that may be subject to this Article 13 and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.
13.5. Survival. The representations and warranties contained in or made pursuant to this Agreement (other than those set forth in Sections 5.1, 5.6, 5.11, 5.12, 5.20, 5.21 and 6.1, which shall survive until the ninetieth day following the expiration of the applicable statute of limitations) shall survive the Closing until 18 months after the Closing (the “Survival Period”) but shall not survive any termination of this Agreement. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Buyer, Seller or Finco based upon, directly or indirectly, any of the representations or warranties contained in this Agreement or any agreements contained in Article 5 or Article 6 after the Survival Period or any termination of this Agreement (except as provided in Section 11.1(a)(iv)). For the avoidance of doubt, this Section 13.5 shall not affect any rights to bring claims after the Survival Period based on (x) any covenant or agreement of the parties which contemplates performance after the Closing, (y) the obligations of Seller under Section 13.1(iii) and Section 13.1(iv) or (z) the obligations of Buyer under Section 13.2(iii) or of Buyer and the Company under Section 13.2(y).

13.6. Exclusive Remedy. The representations and warranties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period or any termination of this Agreement. Thereafter, subject to Section 11.1(a)(iv), none of Buyer, the Company, Seller, Finco or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. Moreover, each party’s sole and exclusive remedy for any claim by it for Indemnifiable Losses arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), shall be the remedies provided by this Article 13 and Sections 11.1(a)(iv), subject, however, to the limitations set forth in this Article 13, except such limitation shall not apply to claims for fraud.
13.7. Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.
13.8. Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, COSTS, EXPENSES, CHARGES OR CLAIMS, PURSUANT TO THIS ARTICLE 13 except to the extent that Indemnifiable Losses resulting from a third party claim include special, consequential, punitive, exemplary or indirect damages, costs, expenses, charges or claims of the third party and then, only to the extent of such Indemnifiable Losses, subject however, to all of the limitations set forth in this Agreement. In addition, Seller shall not be obligated under this Article 13 for any liability included in the Final NWC.
ARTICLE 14
GENERAL
14.1. Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.

14.2. Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.
14.3. Choice of Law; Arbitration; Damages.
(a) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule thereof.
(b) Except as specifically provided for elsewhere in this Agreement, all disagreements, disputes, claims or controversies whatsoever arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be subject to binding arbitration by a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then pertaining. The forum for any arbitration shall be Atlanta, Georgia. Recognition and enforcement of any award rendered in such arbitration may be sought in any court of competent jurisdiction. The prevailing party in any arbitration proceeding hereunder as determined by the arbitrators or in any legal proceedings or actions arising from or in connection with this Agreement shall be entitled to recover reasonable attorneys’ fees and costs. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. Arbitration conducted pursuant to this Agreement will be confidential. The parties agree that the arbitrators shall have no authority to award any consequential, punitive, incidental, or special damages, including lost profits, loss of future revenue or income, or loss of business reputation or opportunity and other damages that are not measured by the prevailing party’s actual damages except to the extent that Indemnifiable Losses resulting from a third party claim include special, consequential, punitive, exemplary or indirect damages, costs, expenses, charges or claims of the third party and then, only to the extent of such Indemnifiable Losses, subject however, to all of the limitations set forth in this Agreement. Nothing in this Section 14.3 shall prevent the parties from agreeing to substitute mediation for arbitration.
14.4. Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that a party hereto may assign its interest (or a portion thereof) in this Agreement to an Affiliate, but, in such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.
14.5. Effective Time; Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 11:59 p.m. (the “Effective Time”) on the Closing Date.

14.6. No Brokerage. Buyer, Seller and Finco represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby other than Seller’s or an Affiliate of Seller’s engagement of Navigant Capital Advisors, LLC, the fees and expenses of which shall be borne solely by Seller or its Affiliate. Each of Buyer, Seller and Finco agrees to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.
14.7. Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:
(a) Except as provided otherwise elsewhere herein, Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and
(b) Except as provided otherwise elsewhere herein, Seller and Finco shall pay the fees, expenses and disbursements themselves and their respective agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto.
14.8. Confidentiality. The Confidentiality Agreement, dated as of January 6, 2011 (the “Confidentiality Agreement”), between Buyer and MC shall remain in full force and effect. It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or the agents of Buyer and the information, documents and instruments delivered to Buyer by Seller or Seller’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 14.8 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 14.8, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the purchase and sale of equity interests hereunder or such governmental filings as in the mutual opinion of Seller’s counsel and counsel for Buyer are (i) required by Law or (ii) otherwise appropriate. Also, this Section 14.8 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws.

14.9. Press Release. Except as required by Law, at all times at or before Closing, neither Buyer, Seller nor Finco will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. Buyer acknowledges that MC will file one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement and issue a press release announcing the execution of this Agreement.
14.10. Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.
14.11. Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Buyer:	CCG of Louisiana, LLC c/o Cardiovascular Care Group 3401 West End Avenue Suite 310 Nashville, TN 37203 Attn: Douglas L. Koppang, Jr. Fax: (615) 483-5451

with copies to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. 201 Commerce Street, Suite 800 Nashville, Tennessee 37201 Attention: Ashby Q. Burks, Esq. Facsimile: (615) 744-5626

If to Seller or Finco:	c/o MedCath Corporation 10720 Sikes Place, Suite 300 Charlotte, NC 28277 Attention: Chief Financial Officer Facsimile: (704) 708-5035

with a copy to:	Moore and Van Allen PLLC 100 North Tryon Street Suite 4700 Charlotte, NC 28202 Attention: Hal A. Levinson, Esq. Facsimile: (704) 331-1159
or to such other address, and to the attention of such other Person or officer as any party may designate.

14.12. Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of Buyer, Seller and Finco under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
14.13. No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
14.14. Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
14.15. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Finco and Buyer and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.
14.16. Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable Tax related Laws or under the Laws governing the Medicare program. Each party has relied solely upon the Tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
14.17. Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.

14.18. Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made “to its knowledge” or words of similar intent or effect of any party or its representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Buyer, Seller or Finco means the actual knowledge of its officers (or its Affiliate’s officers) listed on Schedule 14.18.
14.19. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.
14.20. Right to Take Action. Without waiving any rights Buyer may have under applicable law, notwithstanding anything in this Agreement to the contrary, including without limitation Section 14.21 of this Agreement, nothing herein shall prevent or limit, and Buyer shall not take actions to prevent or limit, (a) Seller at any time after the Effective Time from being dissolved or liquidated, making payments to its creditors or distributions to its partners, otherwise terminating its existence and/or taking any other action, in each case, as and to the extent permitted by applicable law, or (b) MC and its Affiliates (other than Seller, but including officers or directors of MC or MedCath) from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders (or equity holders) at any time or, after the Effective Time, from being dissolved or liquidated, and/ or otherwise terminating its existence, in each case, as and to the extent permitted by applicable law). This Section 14.20 is not intended to preclude, and shall not preclude, Buyer from exercising any rights and pursuing any remedies it might have under this Agreement. To this end, Buyer shall be entitled to initiate actions and proceedings and pursue claims against Seller, MC, MedCath and others in accordance with applicable law to enforce its rights and seek remedies available under this Agreement that are not satisfied by Seller or MC. Any action or proceeding initiated or commenced by Buyer against Seller or MC or their Affiliates asserting a right set forth in this Agreement shall not be deemed to be an action to prevent or limit Seller or MC or their Affiliates from being dissolved or liquidated.

14.21. Guaranty of Seller’s and Finco’s Obligations. MC hereby unconditionally and absolutely guarantees to Buyer the full and prompt performance and observation by Seller and Finco of each and every obligation, covenant and agreement of Seller and Finco arising out of, connected with, or related to, this Agreement. This guaranty is a continuing guaranty and shall remain in effect, and the obligations of MC as guarantor shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of MC as guarantor:
(a) the compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement, release, change, modification or amendment) of any or all of the obligations, duties, covenants or agreement of any party under this Agreement; or
(b) the extension of the time for performance of payment of money pursuant to the Agreement, or of the time for performance of any other obligations, covenants or agreement under or arising out of this Agreement or the extension or the renewal thereof (except to the extent of such extension of time).
MC as guarantor agrees that if Seller or Finco shall fail to perform or observe any term, condition, indemnity, covenant or agreement which is guaranteed hereunder, MC shall duly and promptly pay, perform and observe the same. If MC fails to promptly perform its obligations under this guaranty, following written demand therefore, Buyer may from time to time, and without first requiring performance by Seller or Finco, bring any action at law or in equity, or both, to compel MC as guarantor to perform its obligations hereunder, and to collect any such action compensation for all loss, cost, damage, injury and expense sustained or incurred by Buyer as a direct or indirect consequence of the failure of MC to perform its obligations. MC will pay all costs, expenses and fees, including all reasonable attorneys’ fees, which may be incurred by Buyer in any successful proceeding instituted to enforce the duties and obligations of MC as guarantor under this Section, following any default on the part of MC hereunder. MC will execute and deliver such other agreements, documents and instruments as may be reasonably required to further evidence MC’s obligations set forth in this Section. Any discharge or limitation of Seller’s or Finco’s obligations under this Agreement by operation of law or otherwise will not discharge or limit MC’s obligations to Buyer.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Debt and Equity Interest Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

BUYER:	CCG OF LOUISIANA, LLC

	By:	/s/ Douglas L. Koppang, Jr. Douglas L. Koppang, Jr.
Vice-President, CFO & Secretary

SELLER:	LOUISIANA HOSPITAL MANAGEMENT, LLC

	By:	/s/ James A. Parker James A. Parker, Manager

FINCO:	MEDCATH FINANCE COMPANY, LLC

	By:	/s/ James A. Parker James A. Parker, Manager
GUARANTOR:
The undersigned hereby joins in this Agreement for the sole purpose of being bound by the provisions set forth in Section 14.21:

MEDCATH CORPORATION, a Delaware corporation

By:	/s/ James A. Parker James A. Parker, President and CEO
Signature Page to Purchase Agreement